                                                FILED PURSUANT TO RULE 424(B)(3)
                                                               FILE NO. 33-74868
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1996

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             _____________________

                        POST EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1

                            Registration Statement
                                     Under
                          THE SECURITIES ACT OF 1933
                             ____________________

                                H.D. VEST, INC.
              (exact name of registrant as specified in charter)

          Texas                        6210                     75-2154244
(State or other jurisdiction    (Standard Industrial          (IRS Employer
       of organization)         Classification Code No.)  Identification Number)

                           433 E. Las Colinas Blvd.
                                  Third Floor
                             Irving, Texas  75039

   (Address of principal executive offices and principal place of business)
       Registrant's telephone number, including area code (214) 863-6000

                            HERB D. VEST, CHAIRMAN
                                H.D. VEST, INC.
                           433 E. LAS COLINAS BLVD.
                                  THIRD FLOOR
                             IRVING, TEXAS  75039
                                (214) 863-6000
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                         Copies of communications to:

                                Curtis Swinson
                    Malouf Lynch Jackson Kessler & Collins
                          A Professional Corporation
                           700 Preston Commons West
                               8117 Preston Road
                           Dallas, Texas  75225-6306

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  MAY 8, 1995

                        Calculation of Registration Fee

==========================================================================================================
Title of Each Class of     Amount to be      Proposed Maximum      Proposed Maximum       Amount of
Securities to be           Registered        Offering Price Per    Aggregate Offering     Registration
Registered                                   Unit                  Price (2)              Fee
----------------------------------------------------------------------------------------------------------
Units consisting of:
Cash Equivalents            $7,000,000               100%            $7,000,000(1)         $2,413.80
----------------------------------------------------------------------------------------------------------
TOTAL                       $7,000,000               100%            $7,000,000            $2,413.80
==========================================================================================================

(1) The Company estimates for the purposes of calculating the registration fee that its Representatives will acquire through deferral of compensation Units consisting of Cash Equivalents pursuant to a Deferred Compensation Plan (see "Plan of Distribution") equal to $7,000,000.
(2) Before deducting estimated offering expenses payable by the Company of $210,500.

--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                            PURSUANT TO RULE 501(B)

ITEM IN FORM S-1                                                 CAPTION IN PROSPECTUS
----------------                                                 ---------------------
    Item 1       Forepart of the Registration
                 Statement and Outside Front Cover Page
                 of Prospectus.............................      Outside Front Cover Page

    Item 2       Inside Front and Outside Back
                 Cover Pages of Prospectus.................      Inside Front Cover Page;
                                                                 Outside Back Cover Page

    Item 3       Summary Information, Risk Factors and
                 Ratio of Earnings to Fixed Charges........      Prospectus Summary; Risk
                                                                 Factors

    Item 4       Use of Proceeds...........................      Use of Proceeds

    Item 5       Determination of Offering Price...........      Certain Transactions

    Item 6       Dilution..................................      Dilution

    Item 7       Selling Security Holders..................      Not Applicable

    Item 8       Plan of Distribution......................      Plan of Distribution

    Item 9       Description of Securities
                 to be Registered..........................      Description of
                                                                 Securities

    Item 10      Interests of Named Experts and Counsel....      Not Applicable

    Item 11      Information with Respect to the
                 Registrant

                 (a)     Description of Business...........      Business
                 (b)     Description of Property...........      Property
                 (c)     Legal Proceedings.................      Legal Proceedings
                 (d)     Market Price of and Dividends
                         on the Registrant's Common Equity
                         and Related Stockholder Matters...      Risk Factors-Potential
                                                                 Future Sales Pursuant to
                                                                 Rule 144; Description of
                                                                 Securities
                 (e)     Financial Statements..............      Consolidated Financial State
                 (f)     Selected Financial Data...........      Selected Financial
                                                                 Information
                 (g)     Supplementary Financial
                         Information.......................      Not Applicable
                 (h)     Management's Discussion and Analysis
                         of Financial Condition and Results
                         of Operations.....................      Management's Discussion
                                                                 and Analysis of
                                                                 Financial Condition and
                                                                 Results of Operations
                 (i)     Changes In and Disagreements with
                         Accountants on Accounting and
                         Financial Disclosure..............      Not Applicable
                 (j)     Directors and Executive Officers..      Management
                 (k)     Executive Compensation............      Business; Management
                 (l)     Security Ownership of Certain
                         Beneficial Owners and Management..      Principal Shareholders;
                                                                 Certain Transactions
                 (m)     Certain Relationships and Related
                         Transactions......................      Business; Management;
                                                                 Certain Transactions

  Item 12        Disclosure of Commission Position on
                 Indemnification for Securities Act
                 Liabilities...............................      Not Applicable

                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-74868

                                H.D. VEST, INC.

              UNITS IN A NON-QUALIFIED DEFERRED COMPENSATION PLAN

    EACH UNIT CONSISTS OF AN INTEREST IN A NON-QUALIFIED UNFUNDED DEFERRED
                              COMPENSATION PLAN.

  DEFERRED COMPENSATION PLAN
  --------------------------
       H.D. Vest, Inc., (the "Company") is offering Units in its non-qualified, unfunded deferred compensation plan (the "Plan"). These Units are offered solely to Representatives of the Company in conjunction with the Company's Representative non-qualified, unfunded, deferred compensation plan (the "Plan".) "Representative" is defined as an independent contractor associated with the Company or any of its subsidiaries, who is neither an employee nor officer of the Company or any Subsidiary. All of the Units offered hereby will be distributed through H.D. Vest Investment Securities, Inc. ("HDVIS") a wholly-owned Subsidiary of the Company. See "Plan of Distribution."

       The Units consist of the amounts deferred by Representatives pursuant to the Plan as Cash Equivalents.

  FOR CALIFORNIA RESIDENTS
  ------------------------
       For California residents only, the offering of Units in the Plan is limited to those persons certifying that they have (1) net income of at least $65,000 per year combined with net assets of at least $250,000 exclusive of residence and personal automobiles or (2) net assets of at least $500,000
                                     --
  exclusive of residence and personal automobiles.

  FOR WISCONSIN RESIDENTS
  -----------------------
       This offering will not be sold in Wisconsin.

       The Company's Common Stock is traded under the NASDAQ-NMS symbol "HDVS." On June 30, 1996, the closing price for the Company's Common Stock on the NASDAQ National Market System was $3.13. See "Market Information."

       THE SECURITIES IN THIS OFFERING ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION (SEE "RISK FACTORS" AND "BUSINESS").

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   ================================================================================
                                  Price to Public      Underwriting    Proceeds to
                                                        Discounts        Company
                                                     and Commissions     (3)(4)
   --------------------------------------------------------------------------------
   Deferred Compensation Plan          100%              $   0.00 (3)   $7,000,000
   Units (1)                                                            (2)
   --------------------------------------------------------------------------------
   Total:
   Deferred Compensation Plan       $7,000,000(2)        $   0.00       $7,000,000
   Units                                                                (2)
   ===============================================================================

       (1)  Cash Equivalents as defined in Plan.
       (2) The Company estimates the Representatives will defer Cash Equivalents in an amount at least equal to $7,000,000.
       (3) HDVIS, a subsidiary of the Company will participate in the offering as sole selected dealer. As selected dealer, HDVIS will sell Units solely to Representatives as defined in the first paragraph of this cover page of this Prospectus pursuant to the Plan. The Company will not be compensated for such sales. See "Plan of Distribution."

       (4) Before deducting estimated offering expenses payable by the Company of $210,500.

            THE DATE OF THIS PROSPECTUS IS OCTOBER 3, 1996

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission, all of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549 and at regional offices of the Securities and Exchange Commission at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604, and 75 Park Place, New York, New York 10007.

                               TABLE OF CONTENTS

Items                                                             Page
-----                                                             ----
Prospectus Summary................................................  4
Market Information................................................  7
Risk Factors......................................................  8
Selected Financial Information.................................... 14
Management's Discussion and Analysis of Financial
       Condition and Results of Operations........................ 14
Use of Proceeds................................................... 22
Capitalization.................................................... 23
Business.......................................................... 24
       Technical and Sales Support Services....................... 26
       Regional Support System.................................... 27
       Educational Services....................................... 27
       Representative Recruiting.................................. 28
       Representative Development................................. 29
       Representative Systems..................................... 31
       Insurance Agency Management Services....................... 31
       Investment Services........................................ 31
       Trading and Customer Services.............................. 31
       Representative Licensing................................... 32
       Compliance and Due Diligence Services...................... 32
       Professional Investment Advisory Services.................. 32
       Seasonality................................................ 33
       H.D. Vest Representatives.................................. 33
       New Programs............................................... 34
Operations and Sources of Revenue................................. 39
Employees......................................................... 40
Property.......................................................... 40
Regulation........................................................ 40
Competition....................................................... 42
Management........................................................ 43
       Directors and Officers..................................... 43
       Remuneration of Directors and Management................... 46
Certain Transactions.............................................. 47
       Issuance of Series A Preferred Stock....................... 47
       Investment Banking Agreement............................... 47
       Transactions with Management............................... 48
Security Ownership of Certain Beneficial Owners and Management.... 55
Principal Shareholders............................................ 56
Shares Eligible for Future Sale................................... 56
Description of Securities......................................... 57
       Common Stock............................................... 57
       Warrants................................................... 59
Plan of Distribution.............................................. 59
       Representatives Deferred Compensation Plan................. 59
Transfer Agent & Registrar........................................ 61
Legal Proceedings................................................. 61
Legal Matters..................................................... 62
Experts........................................................... 62
Additional Information............................................ 63
Report of Independent Public Accountants..........................F-1
Consolidated Financial Statements.................................F-2

                              PROSPECTUS SUMMARY

       The following is a summary of some of the pertinent information contained in this Prospectus. This summary is qualified in its entirety by the more detailed information, financial statements and notes to financial statements appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

       H.D. Vest, Inc. (the "Company"), founded by Herb D. Vest, was formed on December 17, 1986, as a Texas corporation and is a financial services company organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities.
  The Company subsequently issued four shares of Common Stock in exchange for each outstanding share of H.D. Vest Investment Securities, Inc., which is now the primary asset of the Company. The Company owns all the outstanding shares of the following subsidiaries.

                                H.D. Vest, Inc.
                      d/b/a H.D. Vest Financial Services

                                              Year
                                          Incorporated
SUBSIDIARIES                                (TEXAS)        SERVICES
------------                                -------        --------
H.D. Vest Investment Securities, Inc.         1983     o   Registered Securities
"HDVIS"                                                             Broker-dealer
                                                       o   Products:
                                                                    Mutual Funds
                                                                    Unit Investment Trusts
                                                                    Limited Partnerships
                                                                    Stocks and Bonds

H.D. Vest Advisory Services, Inc.             1987     o   Registered Investment Advisor
"HDVAS"                                                    Agent Licensing Assistance
                                                       o   Money Management Services
                                                       o   Financial Planning Software
                                                           for Fee-Based Planning

H.D. Vest Mortgage Services, Inc.             1989     o   Inactive Subsidiary
"HDVMS"

H.D. Vest Collateral Management Company       1988     o   Inactive Subsidiary
"HDVCMC"

H.D. Vest Business Valuation Services,        1987     o   Inactive Subsidiary
Inc. "HDVBVS"

H.D. Vest Corporate Finance, Inc.             1990     o   Inactive Subsidiary
"HDVCF"

       The Company has a Facilities and Services Agreement with each of its subsidiaries and H.D. Vest Insurance Services to provide technical and administrative services. H.D. Vest Insurance Services ("HDVIns") is a sole proprietorship owned by Herb D. Vest and was established to assist Representatives in providing their clients with insurance products (see "Certain Transactions -Transactions with Management").

       See "Business" for a more detailed description of the business activities of the Company and its subsidiaries.


       The Company's primary asset is its subsidiary, HDVIS. HDVIS is a securities broker-dealer firm registered with the Securities and Exchange Commission ("SEC") and the securities regulatory commissions in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico. HDVIS is a member of the National Association of Securities Dealers, Inc. ("NASD") and the Securities Investors Protection Corporation ("SIPC"). HDVIS had approximately 4,884 Representatives consisting of approximately 4,569 fully licensed Representatives, and approximately 315 at various stages of the licensing process as of June 30, 1996. The Representatives are primarily tax professionals located throughout the United States who provide their clients with a wide range of financial services including investments such as mutual funds, unit investment trusts, limited partnership interests, stocks and bonds. The Company utilizes the Representative base of HDVIS to market other services provided by the Company through its affiliated entities, which include insurance, business valuation services, financial planning, portfolio management and other services (see "Business"). The Company's executive headquarters and principal place of business is located at 433 E. Las Colinas Boulevard, Third Floor, Irving, Texas 75039. Its telephone number is (214) 863-6000.

                                 THE OFFERING

  DEFERRED COMPENSATION PLAN
  --------------------------

       The Plan is an optional, non-qualified, unfunded, deferred compensation plan which is available exclusively to the Company's Representatives. (Capitalized terms used herein are defined under the Plan [see "Plan of Distribution - Representatives Deferred Compensation Plan"].) The Plan provides Representatives an opportunity to forego receipt of Compensation on a pre-tax basis for selected periods, thus postponing recognition of income otherwise currently taxable, and subsequently receiving the deferred compensation plus a Matching Contribution. At the end of each Deferral Period, the Deferral Amount and the related Matching Contribution will be paid to the Participant.

       Elections by Representatives under the Plan to defer portions of their Compensation shall be made annually beginning with the Initial Enrollment Period commencing the first of the month following the Effective Date. Compensation shall be deferred in accordance with the Plan as earned. (See "Plan of Distribution - Representatives Deferred Compensation Plan.")


  SECURITIES OFFERED.............   Units consisting of:

                                    Cash equivalents as defined in the Plan.
                                    (See "Plan of Distribution - Representatives
                                    Deferred Compensation Plan.")



  SHARES OF COMMON STOCK OUTSTANDING
  AT JUNE 30, 1996...............   5,423,341 shares (See "Capitalization"
                                    and "Description of Securities.")

  SHARES OF COMMON STOCK OUTSTANDING
  AFTER THIS OFFERING............   5,493,341 (1) (2) (3)

  NASDAQ - NMS LISTING...........   The Company's Common Stock is listed on
                                    the NASDAQ - National Market System
                                    ("NASDAQ-NMS"). The NASDAQ trading symbol for Common Stock is HDVS. (See "Market
                                    Information.")



  (1) Assumes that the outstanding stock options, covering 239,454 shares, are not exercised (see "Management - Stock Options").
  (2) Assumes that 70,000 outstanding Underwriter's Warrants are exercised.
  (3) Assumes that the outstanding 250,067 shares of Series A Preferred Stock are not converted into Common Shares (see "Certain Transactions - Issuance of Series A Preferred Stock.")

                                USE OF PROCEEDS

     The Company intends to use the proceeds of this offering for certain new programs in the following areas: Operating Improvements, Marketing Initiatives and Representative Development Activities (see "Use of Proceeds" and "Business -New Programs").

                                 RISK FACTORS


       An investment in the Company's securities is highly speculative due to the absence of profitable operations in each of the years ended September 30, 1984, 1986, 1987, 1988, 1989, 1992 and 1994. Since the Company plans to use all amounts deferred by Representatives pursuant to the Plan (including the proceeds of this offering) for certain programs (see "Use of Proceeds," "Risk Factors," and "Business - New Programs"), the Company may incur losses due to these expenditures. Also see "Risk Factors" for additional risk factors associated with an investment in this offering.

                              MARKET INFORMATION

       The Company's Common Stock began trading on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ/NMS) on November 21, 1991 under the symbol HDVS. Prior to November 21, 1991, there was a limited public market for the Company's Common Stock.


       The following table sets forth the range of high and low closing bid prices of the Company's Common Stock as reported by NASDAQ-NMS during the period indicated. The prices set forth below represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.


                                            High           Low
                                            ----           ---
       3 Months Ended     6/30/96          $3.88          $2.75
                          3/31/96           3.00           1.88
                         12/31/95           3.00           1.88
                          9/30/95           3.13           2.75
                          6/30/95           3.38           2.50
                          3/31/95           3.38           2.50
                         12/31/94           3.88           2.25
                          9/30/94           4.25           3.00
                          6/30/94           5.75           3.75
                          3/31/94           7.00           5.25
                         12/31/93           6.50           4.50
                          9/30/93           4.50           4.50

     As of June 30, 1996, there were 794 holders of record of the Company's Common Stock. As of that same date, the closing bid price for the Common Stock was $3.13.

                                 RISK FACTORS

       THE SECURITIES BEING OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY.


       1. LOSSES DUE TO EXPANSION OF OPERATIONS. The Company incurred losses in the years ended September 30, 1984, 1986, 1987, 1988, 1989, 1992, and 1994
  of $1,831; $6,576; $1,816,777; $1,085,206; $1,363,832; $3,187,347; and
  $369,901 respectively. These losses were generated, in part, by recruiting and Representative development expenditures during expansion of operations in these periods. The Company plans to continue to devote available capital to these activities and to operating improvements and marketing initiatives. The Company expects that losses will be incurred in the future to the extent that available capital is devoted to these expenditures (see "Use of Proceeds" and "Business - New Programs"). The Company had Working Capital of $1,012,016 and $1,293,871, and a Shareholders' Investment of $2,638,895 and $3,940,361 as of September 30, 1994 and September 30, 1995, respectively. The Company had Working Capital of $799,128 and $3,006,883 and a Shareholders' Investment of $4,232,932 and $6,244,705 as of June 30, 1995 and June 30, 1996, respectively.
  (See "Selected Financial Information.")

       2. OBLIGATIONS UNDER THE REPRESENTATIVES DEFERRED COMPENSATION PLAN. Pursuant to the terms of the Company's Representative Deferred Compensation Plan the Company will be required to distribute to each participating Representative all deferred amounts plus matching amounts equal to 30%, 60% or 100% of the amounts deferred. The Company plans to utilize all deferred amounts for expenditures under certain programs (see "Use of Proceeds" and "Business") and will not be reserving any funds for the future obligations under the Plan. To the extent that cash flow from operations is not sufficient to meet these obligations, the Company may be unable to meet its future cash payment obligations under the Plan.

       3. TAX TREATMENT. The Company has obtained an opinion from Arthur Andersen LLP concluding that amounts deferred under the Plan will receive deferred tax treatment and that such amounts plus Matching Contributions will be taxable as received during the Distribution Period. This opinion will not be binding on the Internal Revenue Service ("IRS"). If the IRS were to successfully challenge the deferred tax treatment, then the individual participants would have to recognize and report the deferral amounts as income in the year in which they were deferred. If such an event occurred, the individual participants may be required to recognize current and prior year tax liabilities related thereto.

       4. ECONOMIC TRENDS. Prospective investors should understand that the Company's revenues are directly affected by regional, national and international economic and political considerations and broad trends in business and finance. Low trading volume generally results in reduced commissions, adversely affecting profitability, since many costs are either fixed or remain relatively unchanged. As a result of these and other factors, a number of broker-dealer firms have failed or otherwise
  ceased doing business during the past several years.   (See "Business.")

       5. DEPENDENCE ON KEY PERSONNEL. The Company's success during the foreseeable future will depend to a great extent on the experience, ability and continued services of Herb D. Vest and other officers, directors and employees. If any of these persons should become incapacitated or otherwise unavailable, the Company would be required to seek a qualified replacement. The Company maintains a $2.5 million key-man life insurance policy on Herb D. Vest. (See "Management.")


       6.  COMPETITION.   The financial service industry is intensely
  competitive. Many competitors have been in the business for many years and have substantially greater financial resources than the Company. There is competition from other broker-dealers for Representatives and the clients of Representatives. These competitors offer similar products and services to the clients of the Representatives. Other broker-dealers, financial planners and financial institutions often have substantially greater resources and may have greater operating efficiency than the Company. The existence and expansion of other firms and of firms providing other financial services may adversely effect the Company. In addition to competition, the Company's operations and its profitability will depend upon a number of factors beyond the control of the Company, including the general strength of the economy, legislative and administrative changes and government regulations and policies. (See "Competition.")


       7. REGULATION. The securities, financial planning and insurance industries are subject to extensive regulation on both federal and state levels. The SEC regulates broker-dealers with respect to such matters as net capital requirements, the holding of customers' credit balances and transactions in securities. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers ("NASD") and the national securities exchanges. Subject to SEC approval, these self-regulatory organizations ("SRO's") adopt rules by which the SEC regulates the industry. In addition, the SRO's conduct periodic examinations of member broker-dealers. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and shareholders of broker-dealers. Failure to comply with such regulations or with any of the other laws, rules or regulations of state, federal or industry authorities, primarily the NASD, could result in censure, fine, suspension or expulsion, all of which would have a materially adverse effect upon the Company. Financial planning and investment advisory services are subject to regulation by the SEC on the federal level and most states have similar regulations. The insurance industry is regulated at the state level where insurance laws vary from state to state. (See "Regulation" and "Legal Proceedings.")


       8. EFFECT OF NET CAPITAL REQUIREMENTS. The SEC has stringent net capital requirements applicable to the operation of broker-dealers in securities. A significant operating loss or any extraordinary charge against net capital would adversely affect the ability of HDVIS to expand its business or, depending upon the magnitude of the loss or charge, require HDVIS to suspend activities pending recovery of net capital. Failure to comply with these requirements would have a material adverse effect upon the Company. The Securities and Exchange Commission promulgated new regulations which increased net capital requirements. As a consequence, H.D. Vest Investment Securities, Inc. had an increase in its minimum net capital requirements. (See "Regulation.")

       9. NO DIVIDENDS. The Company has paid no dividends on its Common Stock since incorporation and does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company intends to continue to devote a substantial portion of its earnings, if any, to the expansion of the Representative base through which it distributes its services. Investors who will need dividend income should not purchase these shares. (See "Description of Securities.")

       10. CONTROL BY CURRENT PRINCIPAL SHAREHOLDERS. Assuming the exercise of the 70,000 Underwriter's Warrants for the underlying 70,000 shares of Common Stock (See "Description of Securities - Warrants"), existing principal shareholders of the Company will own approximately 75% of the Common Stock then outstanding (assuming the Class A Preferred Stock is not converted) and will be in a position to elect all the Company's directors and otherwise control the Company.


       11. POTENTIAL FUTURE SALES PURSUANT TO RULE 144. The Company has 5,423,341 shares of Common Stock outstanding, as of June 30, 1996, of which 4,118,754 shares are "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Under this Rule a person (or persons whose shares are aggregated) not affiliated with the issuer who has satisfied a two-year holding period may, under certain circumstances, sell within a three-month period a number of shares which does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. After a three-year holding period, if a person is not an affiliate or has not been an affiliate for the last three months, then the person can sell his shares without any restrictions applicable to Rule 144 (see "Description of Securities"). Herb D. Vest, the Chairman of the Board and Chief Executive Officer of the Company owns 2,478,092 shares which are subject to Rule 144. Mr. Vest acquired the majority of his shares in July 1986. Also, Barbara Vest, a director of the Company owns 1,487,808 shares which are subject to Rule 144. Herb D. Vest and Barbara Vest have escrowed substantially all of their stock, including shares pledged on outstanding lines of credit, with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous Form S-18 registration statement. The escrowed shares will be eligible for release provided certain specified conditions, regarding net income requirements, are met. If no stock has been released pursuant to the net income requirements, then commencing in 1994, 20% of the escrowed shares shall be released each subsequent year.


       12. BROAD DISCRETION IN APPLICATION OF PROCEEDS. The Company intends to use the proceeds from this offering for certain new programs in the areas of operating improvements, marketing initiatives and Representative development activities. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. (See "Use of Proceeds" and "Business.")

       13. CONFLICTS OF INTEREST. Herb D. Vest, a principal shareholder and director of the Company, operates a sole proprietorship, H.D. Vest Insurance Services ("HDVIns"), to which the Company provides certain management and other services. To the extent that the Company renders such services to HDVIns for which it is not compensated, such action could constitute a substantial conflict of interest. Accordingly, HDVIns could receive an economic benefit which may not be recognized by the Company. This could result in a direct benefit to Mr. Vest, the sole proprietor of HDVIns.


       14. ETHICS ISSUES AFFECTING CERTIFIED PUBLIC ACCOUNTANTS ("CPAS"). Currently, 29 boards of accountancy have regulations or laws prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1988, approximately seventeen states have changed their rules to allow commission income by CPAs, and several other states have proposed rule changes. In California and Louisiana, where commissions are prohibited, CPA Representatives have been challenged by their state regulatory boards. There is no assurance that the remaining states will change their rules. The growth of the Company may be materially impacted in the event these rules remain unchanged. (See "Business - H.D. Vest Representatives.")


       15. VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the Common Stock, like the stock prices of many publicly traded financial services companies, has been and may continue to be highly volatile. (See "Market Information.")

       16. INDEPENDENT CONTRACTOR STATUS. H.D. Vest Representatives are independent contractors, rather than employees of the Company. Based on two prior Private Letter Rulings, a test has been established to determine what the Internal Revenue Service considers to be the actual status of such individuals. There are pending federal legislative and administrative proposals which, if implemented, would alter the current test and revise IRS rules in such a way that the Company's Registered Representatives would be considered employees of the Company. In this event, the Company could be subject to IRS withholding rules and required to contribute Federal Social Security and Medicare taxes on each Representative's behalf. In addition, the Plan may then be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This could have a significant adverse affect on the Company and its revenues, and could result in losses.

       17. CONVERSION OF SERIES A PREFERRED STOCK. The holders of the Series A Preferred Stock may at any time convert such shares in an equivalent number of Common Stock shares. There are currently 250,067 shares of Preferred Stock outstanding. (See "Certain Transactions - Issuance of Series A Preferred Stock.")


       18. ECONOMIC CONDITIONS. Production for the Company's Representatives is lower than that of Representatives of other independent broker-dealers.


       In understanding this fact, management of the Company believes there are several factors which should be considered.

       o Representatives are primarily accountants/tax professionals that have a difficult time overcoming the psychological barriers and long held professional restrictions on selling products to their clients.

       o Individuals typically have a full-time job and income when they become Representatives of the Company. They add financial planning as a part-time business and are frequently distracted by their ongoing business which pays their expenses. Therefore, the Company has a significant challenge of motivation and focus to address with each Representative.

       o The Company has lost an average 10% of its Representatives each year for the last 5 years. The primary reasons for these Representatives leaving are: 1) transfers to other broker-dealers and 2) non-producers who have chosen not to stay in the financial planning business.

       The Company has identified the following external factors which it believes have more impact on Representatives' production than any internal factors that could be controlled by the Company:

       o Interest Rates: When interest rates are low clients are searching for alternatives to their current investments (such as CDs). This puts H.D. Vest Representatives in the unique position to assist their clients in choosing alternative investments such as mutual funds.

       o Taxes: Tax law changes provide the Representatives with special roadblocks as well as opportunities. In the face of significant change most clients are hesitant to make changes in their investments and the Representative as their accountant is not as likely to pursue this business as the typical full-time independent Representative. Opportunities also exist for Representatives that the typical independent representative does not have. When tax laws change the accountant is the logical choice for clients to discuss potential effects on their investments.


       o Market Conditions: Fluctuations in inflation and interest rates have a direct correlation to the investments the public will use in their search for a higher return. Stock market crashes and corrections dramatically influence the performance of H.D. Vest Representatives. In periods of market decline H.D. Vest Representatives are hesitant to advise their clients regarding investment products.


       o Legislation/Regulation: Legislative and regulatory policies and actions affect the ability of the Company and its Representatives to generate revenues and control costs. Legislation related to taxes, qualified plans, insurance, tax credit elimination and the regulation of the securities, financial planning, accounting and insurance industries are the issues of most interest to the Company. Many of the laws currently in place limit the ability of H.D. Vest Representatives to service their clients effectively and efficiently. Most importantly has been the CPA commissions compensation issue whereby certain states have prohibited (via laws and regulations) CPAs from accepting commissions as a form of compensation. The Company has actively contested these regulations over the past 10 years. To the extent that these issues are resolved in the Company's favor, they may have a significant effect on production per Representative. The Company has developed an alternative to the commissions compensation issue through the development of the VestFlex, VestPremiere and VestAdvisor fee-based programs.


       o Competition: The Company's Representatives face competition for the services they provide from the accounting, financial planning, stock brokerage and insurance industries. The Company's Representatives are not as aggressive in overcoming this competition which puts them at a disadvantage.

                        SELECTED FINANCIAL INFORMATION

       The following summary of certain financial information as of June 30, 1996 has been derived from unaudited financial statements of the Company. The financial information of the Company for the five years ending September 30, 1995 has been derived from the audited financial statements of the Company. Such information should be read in conjunction with the Consolidated Financial Statements and the report thereon of Arthur Andersen LLP, independent public accountants, appearing elsewhere in this document.


  SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS:


                                                                                               Nine
                                                                                              Months
                                                                                              Ended
                                                     Years Ended September 30,                June 30
                                                     -------------------------                -------

                            1991          1992          1993          1994          1995         1996
                      ----------------------------------------------------------------------------------
Total Revenues          $20,105,157   $35,532,056   $46,007,817   $50,287,196   $44,670,051  $50,002,766
Net Income (Loss)           921,941    (3,187,347)    2,934,722      (369,901)    1,329,001    2,399,996
Income (Loss)/
   Common Share                0.20         (0.63)         0.52         (0.09)         0.22         0.42
Ratio of Earnings to
   Fixed Charges or
   Coverage                    2.69         (8.52)         7.98         (0.05)         4.08         8.72
   Deficiency


  SUMMARY OF CONSOLIDATED STATEMENTS OF FINANCIAL POSITION:


                                                                                              As of
                                                 As of September 30,                        June 30,
                                                 ----------------------------------------------------
                           1991       1992        1993        1994          1995            1996
                     --------------------------------------------------------------------------------
Working Capital       $   900,994  $  294,033  $2,533,029  $ 1,012,016   $ 1,293,871      $ 3,006,883
Total Assets            5,323,486   8,690,589   9,587,018   12,336,852    11,666,371       15,539,090
Long-Term Debt
 and Capital Leases
 (net of current
  maturities)             862,025     620,900     187,858      543,848       430,739          677,485
Total Liabilities       4,899,598   8,361,445   6,720,687    9,697,957     7,726,010        9,294,385
Shareholders'
 Investment               423,888     329,144   3,136,331    2,638,895     3,940,361        6,244,705


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                        LIQUIDITY AND CAPITAL RESOURCES


       At September 30, 1995, the Company had net working capital of $1,293,871, an increase of $281,855 from the $1,012,016 of working capital at September 30, 1994. The Company had net working capital of $3,006,883 and $799,128 at June 30, 1996 and 1995, respectively. The increase in working capital at June 30, 1996 is the result of an increase in commission and fee-based revenues. Management believes that the increase in revenues is due, in part, to continued strength in overall financial markets added to the development of training and educational programs put in place during fiscal year 1995.

       The Company's cash flows provided by operations decreased by $755,018 to $1,019,917 for the year ended September 30, 1995 compared to the year ended September 30, 1994. The decrease in cash provided by operations is primarily due to: (i) a decrease in amounts due on clearing transactions resulting from regulatory changes that reduced from five business days to three business days the time that funds may be remitted on investment trades and (ii) continuing payments on severance agreements with former officers. The Company's cash flows provided by operations increased to $3,307,303 for the nine months ended June 30, 1996, compared to $517,593 during the nine months ended June 30, 1995. The increase in cash provided by operations for the period is primarily the result of an increase in commission and fee based revenues.


       Cash used for investing activities of $485,804 and $934,010 for the years ended September 30, 1995 and 1994, respectively, includes costs of $95,145 and $407,299 incurred for furniture, fixtures and computer equipment for those same years, respectively. The $390,659 of funds used for investing activities for the purchase of other assets during the year ended September 30, 1995 includes costs incurred for software development, designed to improve the productivity of the Company's Representatives, and costs related to the formation of the Deferred Compensation Plan. The cash used for investing activities for the purchase of property and equipment for the nine months ended June 30, 1996 and 1995 were $168,768 and $69,076, respectively. For the nine months ended June 30, 1996, the Company invested $66,321 in other assets for software development activities. The additions to other assets of $442,260 during the nine months ended June 30, 1995 included the increase in miscellaneous deposits and assets, development of training programs for Representatives and software development costs.


       Cash used for financing activities of $1,344,293 during the fiscal year ended September 30, 1995 included net advances on the lines of credit with Mr. Vest of $879,290 in principal and $163,145 of accrued and unpaid interest, net payments from Ms. Vest of $53,884 in principal and $1,754 of accrued and unpaid interest, and payments for capital lease obligations and preferred stock dividends. Cash used for financing activities of $1,872,119 during the fiscal year ended September 30, 1994 included net advances on the lines of credit with Mr. Vest of $1,120,710 in principal and $23,210 of accrued and unpaid interest and with Ms. Vest of $350,000 in principal and $9,561 of accrued and unpaid interest, payments for capital lease obligations and preferred stock dividends. Cash used for financing activities of $551,293 during the nine months ended June 30, 1996, included payments by Mr. Vest on his line of credit, including principal and interest, of $512,447, advances and accrued interest on his line of credit of $457,061, payments by Ms. Vest on her line of credit including principal and interest of $52,948, advances and accrued interest on her line of credit of $209,609, payments on capital lease obligations of $354,366 and preferred stock dividends of $95,652. Cash used for financing activities of $1,136,163 during the nine months ended June 30, 1995 included payments for capital lease obligations, preferred stock dividends and net advances on the lines of credit with Mr. Vest and Ms.
  Vest.


       The Company's historical growth has been financed from inception via loans, private placements of preferred and common stock, public offerings of common stock and cash flows from operations. For the period from inception through June 30, 1996, amounts from these sources have been approximately $2.5 million, $2.6 million, $5.1 million and $6.7 million, respectively.


       In July 1995, the Company began accepting contributions for the Deferred Compensation Plan ("the Plan") for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, thus postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company matching contribution, as defined in the Plan. As of June 30, 1996 approximately $480,777 had been deferred under the Plan.


       Matching contributions of amounts deferred under the Plan must be accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, participation in the Plan by Representatives will have the effect of increasing commission expense in the years in which commissions are earned and deferred by participants. Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash.


       In fiscal 1996, the Company intends to continue to devote available resources to new programs in the areas of operating improvements, computer programs, marketing initiatives and Representative development activities designed to improve the productivity of the Company's Representatives.


       The Company does not intend to reserve any funds for future obligations under the Plan. To the extent that cash flow from operations is not sufficient to meet these obligations, the Company may be unable to meet its future cash payment obligations under the Plan. (See "Risk Factors" - Obligations Under the Representatives Deferred Compensation Plan.")


       The Company continually monitors the capital markets for opportunities to obtain financing to meet its growth needs. Historically, the Company has significantly increased its recruiting and development activities upon obtaining such financing. The Company must expense all costs related to these activities. Additionally, in periods of extensive recruiting and development activities, the Company has experienced higher general and administrative costs as overhead has increased to support the recruiting and development activities. Consequently, the Company has generated substantial net losses subsequent to obtaining financing needed to fund further growth. Should the Company obtain future financing to fund its growth plans, it is likely the Company would generate net losses in the period subsequent to obtaining such financing.

       This offering is being made in connection with the H.D. Vest Representative Deferred Compensation Plan as further described in "Plan of Distribution - Representatives Deferred Compensation Plan." Pursuant to the Plan, Representatives may forego current Compensation, thus postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company Matching Contribution as defined in the Plan. Representatives may elect to defer Compensation for 36 month, 60 month or 84 month Deferral Periods for which the Company will match the deferred amounts with additional cash contributions equal to 30%, 60% or 100% of the Deferral Amount, respectively.

       For financial reporting purposes, the Company must recognize Matching Contributions of amounts deferred under the Plan as additional commission expense ratably from the period deferred until the Representative is paid the Deferral Amount and Matching Contribution. Deferral Amounts and Matching Contributions are general unsecured obligations of the Company and will be paid in cash.


                             RESULTS OF OPERATIONS


       REVENUES - The Company's revenues for the year ended September 30, 1995
       --------
  were $44,670,051, an 11% decrease from the year ended September 30, 1994. Management believes that revenues were negatively impacted by interest rates which made interest-bearing investments attractive to investors.
  Additionally, the Company has begun to place increased emphasis on its fee-based business. As Representatives switch their investment strategies for their clients from front-end sales charge investments (i.e. mutual funds) to fee-based investments, commission revenue will be replaced by portfolio management fees. In the short term, the decrease in commission revenue will be greater than the increase in portfolio management fees. However, portfolio management fees will be earned annually on client funds that remain invested in fee-based programs, compared to a one-time front-end sales charge on mutual fund investments. The Company's revenues for the years ended September 30, 1994 and 1993, were $50,287,196 and $46,007,817, respectively, a 9% and 30%
  increase over the years ended September 30, 1993 and 1992, respectively. Revenues for the nine months ended June 30, 1996, were $50,002,766, a 54% increase over the nine months ended June 30, 1995. The Company believes that the increase in revenues is due in part, to continued strength in overall financial markets and to the development of training and educational programs put in place during fiscal year 1995.

       Commission revenue as a percentage of gross product sales have declined from approximately 4% in 1986 to approximately 3% in 1995. This decline is due to an industry-wide reduction in commissions on mutual funds and unit investment trusts. These products comprise a majority of the revenues generated by HDVIS, the Company's main operating subsidiary. To the extent that these commissions continue to decline, HDVIS must increase the volume of products sold to maintain historical commission revenue levels.


       Due to the declining trend of commission revenue as a percentage of gross product sales, the Company has devoted significant resources to further development of its fee-based programs. Portfolio management fees from these programs were $3,219,574 for the year ended September 30, 1995, a 92% increase over the year ended September 30, 1994. Portfolio fee revenues for the years ended September 30, 1994 and 1993, were $1,680,889 and $791,764, respectively, a 112% increase and 2% decrease over the years ended September 30, 1993 and 1992, respectively. Portfolio management fees were $4,492,486 for the nine months ended June 30, 1996, a 101% increase over the nine months ended June 30, 1995.


       The reasons for changes in the Company's revenues in the years ended September 30, 1993, 1994, and 1995 and the nine months ended June 30, 1996 are summarized in the following table:


                                           % Change for the Periods Ended
                                        as compared to Prior Year Comparable
                                      ----------------------------------------
                                                      Periods
                                                      -------
                                                                     Nine
                                            Years ended          months ended
                                           September 30,           June 30,
                                           -------------           --------
Source of Revenue                      1993     1994     1995        1996
-----------------                      ----     ----     ----        ----
Mutual Fund and UITs (1)               +29%      +4%     -17%        +54%
Variable Insurance Products (2)        +43%     +42%     +10%        +77%
Limited Partnership Interests (3)      -56%     -14%     -29%        -29%
Stocks, Bonds and Options (4)          +72%     +14%     -15%        +53%
Investment Advisory and Portfolio
 Management Fees (5)                    -2%    +112%     +92%       +101%

Facility and Service Fees (6)          +43%      -1%     +75%        -38%
Marketing and Educational Fees (7)     +62%     +22%     -11%        +25%
Other (8)                              +11%      +9%     -46%        -20%

  (1) Revenues have increased in 1993, 1994, and 1996 due to increases in product sales resulting from the growth in the number of Representatives and the training programs provided by the Company. Revenues in 1995 have decreased due to rising interest rates which have made interest-bearing investments attractive to investors.

  (2) Revenues have increased due to the increase in the number of Representatives licensed to offer this product and market conditions which have made this product a better investment.


  (3) Revenues decreased due to a decline in demand for this type of product due to changes in tax laws and the economic viability of these products.



  (4) Revenues have increased in 1993, 1994, and 1996 due to increases in product sales resulting from the growth in the number of Representatives and the training programs provided by the Company. Revenues in 1995 have decreased due to rising interest rates which have made interest-bearing investments attractive to investors.


  (5) Revenues increased during 1994, 1995, and 1996 due in part to the increase in the number of Representatives licensed to offer this product and the development of additional fee-based services. During 1993 several accounts were transferred to a competing investment company started by a former officer of the Company. The division has continued to grow with the addition of new accounts and new services; VestFlex and VestAdvisor Investment Programs. During 1994, 1995, and 1996 the Company has devoted significant resources to further develop these fee-based programs.


  (6) Facility and Service Fees decreased in 1994 and 1996 due to a decrease in the resources available to support this product line. Fees in 1993 and 1995 increased due to the allocation of more resources used to support this product line.


  (7) Revenues in 1993, 1994 and 1996 increased due to the increases in sales and the expansion of the educational programs and seminars provided by the Company. Product sponsors assist in the funding of our educational services. Revenues in 1995 decreased as a direct result of a sluggish market, which reduced the receipts from sponsors.


  (8) Effective November 15, 1989, the Company began charging a transaction fee of $10.50 for each transaction processed by the Company, subject to certain limitations. This policy was discontinued in the first quarter of fiscal year 1995. Transaction fees for the year ended September 30, 1993, 1994, and 1995 were $775,735, $845,436, and $64,586, respectively.



       During 1995, the Company developed programs designed to increase future revenues. These programs continue in 1996 to be the emphasis of the Company. Each of these programs is discussed in summary below.


       Regional Support System (RSS) - The RSS program is designed to provide
       -----------------------------
  Representatives with local support in all aspects of financial planning including sales and marketing training, and time and practice management. Each RSS group is led by an H.D. Vest

  Representative. The RSS program is built around Foundation Teams (for Representatives seeking to achieve $25,000 in rolling 12-month gross revenues), Chapters (which are similar to the Foundation Teams except that they are held in larger workshop formats) and Summit Teams (for
  Representatives above the $25,000 rolling 12-month gross revenue threshold). Each month 110 Chapter and 52 Foundation team meetings are held nationwide.


       Total Client Commitment (TCC) - The TCC program reflects the Company's
       -----------------------------
  belief that H.D. Vest Representatives have a continuing obligation to provide comprehensive, knowledge-based services to their clients in a professional and ethical manner. To support the Representatives in fulfilling this obligation, the Company is providing a wide range of educational tools including newsletters, audiotapes, direct marketing programs and success training. Additional programs include Client Appreciation Week, Client Service Awards, and the H.D. Vest Merit Scholarship program for children of H.D. Vest investment clients.


       Partners for Success (PfS) - The PfS program offers successful H.D. Vest
       --------------------------
  Representatives the opportunity to work with low-producing Representatives to generate a new source of revenue, while providing the low-producing Representatives the opportunity to increase their revenue stream with little effort, time or money.


       The Rep Desktop - The Rep Desktop program is designed to provide H.D.
       ---------------
  Vest Representatives with an innovative and integrated office management system. Key components of the program rolled out through September 30, 1995 include an automated contact management system and new Representative communication system which will be the cornerstones of the new Rep Desktop. During fiscal 1996, the Company's efforts have centered around client investment monitoring and consolidated client investment reporting.


       NET INCOME (LOSS) - Net income for the year ended September 30, 1995 was
       -----------------
  $1,329,001 compared to a net loss of $(369,901) and net income of $2,934,722 for the years ended September 30, 1994 and 1993, respectively. Net income for the nine months ended June 30, 1996, was $2,399,996, an increase of $780,307 compared to net income of $1,619,689 for the nine months ended June 30, 1995. Net income for the nine month period ended June 30, 1996, rose substantially from the comparable period ended June 30, 1995, as the incremental increase in revenues (net of any related commissions) offset the increases in general and administrative and Representative development expenses. The increase in operating expenses is partially attributable to additional staffing required to support current and anticipated transaction volume and Company incentive compensation programs.


       General and administrative expenses for the year ended September 30, 1995, were $10,810,892, a decrease of $2,893,060 from the prior year total of $13,703,952. General and administrative expenses for the year ended September 30, 1994 increased by $2,857,819 from the $10,846,133 reported at September 30, 1993. As revenues decline during the year, the Company was able to reduce certain expenses to maintain profitability. Additionally, the reduction for fiscal 1995 is partially a result of a credit to expense of $381,331 related to the cancellation of an officer's severance agreement. The increase in fiscal 1994 was primarily the result of severance agreements with the former officers, professional fees, settlement charges related to litigation with two former officers and accrued expenses related to a case involving questionable trading practices of a former Representative (see Note 4 "Commitments and Contingencies" to the consolidated financial statements). General and administrative expenses increased by $2,939,322 to $10,548,409 for the nine months ended June 30, 1996, compared to the same period for the prior year. This increase is due to amounts accrued under incentive compensation plans for executive officers, senior managers, and employees, current year management fees to Mr. Vest, and additional administrative and operational staff to support current and projected operating levels.


       Representative development costs for the year ended September 30, 1995, were $4,526,637, a decrease of $411,490 from the prior year. Representative development costs for the year ended September 30, 1994 were $4,938,127, a $1,648,299 increase over the $3,289,828 of development costs for the year ended September 30, 1993. The decrease in development costs for 1995 is generally due to reduced levels of variable and controllable expenses consistent with the current year revenue decrease. However, Representative development costs have not decreased at the same rate as other expense categories, because continued training and development of Representatives must continue to be emphasized (i) even in down markets to mitigate the revenue impact of the down market and (ii) to ensure that appropriate training and educational materials are made available to Representatives as financial planning techniques and investment products proliferate and become more complicated. Representative development costs for the nine months ended June 30, 1996, were $4,817,554, a 46% increase over development costs of $3,300,550 for the nine months ended June 30, 1995. This increase in Representative development costs is the result of programs developed to educate the Company's Representatives as well as the expansion of staff necessary to support participation in these programs.

       Representative recruiting costs for the year ended September 30, 1995 were $398,837, a decrease of $120,339 from the prior year. Representative recruiting costs for the year ended September 30, 1994, were $519,176, an increase of $204,771 over the expense of $314,405 for the year ended September 30, 1993. The decrease in recruiting costs for fiscal 1995 is related to the curtailment of direct mailing activities of the Company. Recruiting activities for fiscal 1995 and 1994 focused on the use of a referral program through which existing Representatives received incentives for recruiting new Representatives and the newly implemented RSS program. The increase in fiscal 1994 was the result of an increased use of direct mail to find prospective Representatives. Representative recruiting costs for the nine months ended June 30, 1996 were $496,502 a 74% increase compared to recruiting costs of

  $285,514 for the nine months ended June 30, 1995. This increase in recruiting costs is the result of an increase in direct mail and other recruiting methods used to find prospective Representatives. To the extent that the Company decides in the future to devote significant resources to rapidly expand its Representative base through aggressive recruiting activities, future profitability would likely be negatively impacted.


       Currently, most state boards have regulations prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1988, approximately seventeen states have changed their rules to allow commission income by CPAs, and several other states have proposed rule changes. In California and Louisiana, where commissions are prohibited, CPA Representatives have been challenged by their state regulatory boards. The Company has chosen to vigorously support these Representatives. In Louisiana, a state court found in favor of the state board, but this case is continuing to be litigated in federal court. The California litigation has not reached trial. The Company incurred legal costs of approximately $464,000, $573,000 and $156,000 for the years ended September 30, 1993, 1994 and 1995, respectively, to support these Representatives. The Company incurred legal costs of approximately $185,000 for the nine months ended June 30, 1996.


       The Company plans to use the proceeds from the Deferred Compensation Plan, as well as cash from operations, to undertake several new programs in the coming years in an effort to improve the productivity of its Representatives and the efficiency of the Company's corporate support staff. Such new programs will be implemented at the discretion of the Company and only to the extent that funding is available. To the extent that the Company decides to devote significant resources to these programs, future profitability could be negatively impacted.


                                USE OF PROCEEDS

       The net proceeds to be realized by the Company from the sale of Units consist of an estimated $7,000,000 in Cash Equivalents. Deferrals by a Representative pursuant to the Plan shall be made as such Compensation is earned. Accordingly, the amount attributed to Cash Equivalents will be received by the Company over an extended period of time. The Company anticipates that the net proceeds of the offering will be used for certain new programs in the following areas: (i) operating improvements, (ii) marketing initiatives and (iii) Representative development activities (see "Business - New Programs"). As of June 30, 1996, the Company's Representatives had deferred $480,777 pursuant to the Plan.


       The following table represents the Company's estimate of the allocation of the estimated proceeds of this offering that will be received over an extended period of time. The Company may find it necessary or desirable to reallocate the net proceeds among the described categories if its expectations regarding general economic conditions and conditions in the financial services industry should change (see "Business - New Programs"). If attractive opportunities become available, or if circumstances indicate that it is imprudent or impractical to follow the following estimated allocations, the Company may use portions of the proceeds for other uses which may not be presently identifiable.

                                  Approximate     Percent
                                Dollar Amount(1)   of Net
                                ----------------  --------

  Operating Improvements (2)         $2,800,000        40%
  Marketing Initiatives (2)           2,100,000        30%
  Representative Development
     Activities (1)                   2,100,000        30%
                                     ----------       ---
                                     $7,000,000       100%
                                     ==========       ===

  (1) The estimate by the Company is that Representatives will defer $7,000,000 as Cash Equivalents over an extended period of time.
  (2)  See "Business - New Programs"


                                 CAPITALIZATION


       The following table sets forth the capitalization of the Company at June 30, 1996:


                                                  Further Adjusted
                                    Actual at      for Deferral of
                                  June 30, 1996   Cash Equivalents   (2)
                                  --------------  ----------------
Long Term Debt:                       $  480,777       $1,480,777
Shareholders' investment:
Preferred stock, $6 par value,
10,000,000 shares
authorized; 250,067 issued             1,500,402        1,500,402

Common stock, $.05 par value,
100,000,000 shares authorized;
5,423,341 outstanding (1)                271,167          274,667
Additional paid-in capital             5,080,834        5,328,834
Accumulated deficit                     (607,698)        (607,698)
                                      ----------       ----------
Total shareholders' investment         6,244,705        6,496,205
                                      ----------       ----------
Total Capitalization                  $6,725,482       $7,976,982
                                      ==========       ==========

  (1) Does not include up to 800,000 shares reserved for stock options (see "Management - Stock Options").
  (2) Assumes $1,000,000 of deferred compensation during the next twelve months and $7,000,000 over the life of the Plan.

                                    BUSINESS

       The Company conducts it business under its corporate name, H.D. Vest, Inc., and under the assumed name of H.D. Vest Financial Services. Through its business divisions and nationwide network of Representatives, the Company provides a comprehensive package of financial services and products.

       The various services of the Company are provided by the Company and/or its subsidiaries as follows and are discussed in more detail on the pages that follow:

  H.D. VEST, INC. (THE "COMPANY") --


       Technical and Sales Support Services
       Regional Support System
       Educational Services
       Representative Recruiting
       Representative Development
       Representative Systems
       Insurance Agency Management

  H.D. VEST INVESTMENT SECURITIES, INC. ("HDVIS") --


       Investment Services
       Trading and Customer Service
       Representative Licensing
       Compliance and Due Diligence Services

  H.D. VEST ADVISORY SERVICES, INC. ("HDVAS")  --


       Professional Investment Advisory Services


  H.D. VEST MORTGAGE SERVICES, INC. ("HDVMS")  --


       Inactive Subsidiary


  H.D. VEST COLLATERAL MANAGEMENT COMPANY ("HDVCMC")  --


       Inactive Subsidiary


  H.D. VEST BUSINESS VALUATION SERVICES, INC. ("HDVBVS")  --


       Inactive Subsidiary



       The financial services industry is subject to extensive regulation on both federal and state levels, with which the Company and its subsidiaries must comply (see "Regulation"). HDVIS and HDVAS must maintain current registration with the applicable regulatory bodies.


       At June 30, 1996, the Company's distribution network consists of approximately 4,569 fully licensed Representatives, and approximately 315 at various stages of the licensing process.

                      H.D. VEST REGISTERED REPRESENTATIVE
                   DISTRIBUTION BY STATE AS OF JUNE 30, 1996


                                     (map)


       The following map illustrates the geographic location of the Company's approximately 4,569 fully-licensed Representatives.



  Alabama                  23  Montana            11
  Alaska                    5  Nebraska           12
  Arizona                 141  Nevada             20
  Arkansas                 24  New Hampshire      19
  California              628  New Jersey        141
  Colorado                120  New Mexico         11
  Connecticut              37  New York          249
  Delaware                 12  North Carolina     75
  District of Columbia     11  North Dakota       12
  Florida                 272  Ohio              193
  Georgia                  88  Oklahoma          143
  Hawaii                    6  Oregon             28
  Idaho                     8  Pennsylvania      198
  Illinois                182  Puerto Rico         1
  Indiana                  62  Rhode Island       12
  Iowa                     32  South Carolina     15
  Kansas                   37  South Dakota        7
  Kentucky                 25  Tennessee          39
  Louisiana                85  Texas             779
  Maine                    22  Utah               34
  Maryland                 89  Vermont            19
  Massachusetts           117  Virginia           70
  Michigan                 99  Washington         56
  Minnesota                67  West Virginia      12
  Mississippi              28  Wisconsin         104
  Missouri                 78  Wyoming            11
                                               -----
                               Total           4,569
                                               =====

                     TECHNICAL AND SALES SUPPORT SERVICES


       The Company has assembled staff experts in areas of individual and business financial planning, including Certified Public Accountants, Certified Financial Planners, Chartered Financial Analysts, Chartered Life Underwriters, Certified Investment Management Analysts, Chartered Financial Consultants, Certified Employee Benefits Specialists, Certified Cash Managers, Chartered Pension Consultants, Enrolled Agents, Certified Management Accountants, American Institute of Certified Public Accountants-Accredited Personal Financial Specialists, Lawyers and Pension and Executive Compensation Certificate recipients. Through their capacity as consultants and instructors, these financial professionals are dedicated to provide financial planning and product information to H.D. Vest Representatives.

       The Company has developed financial planning services needed by American families and businesses in these areas:

       O INVESTMENT PLANNING AND PRODUCT SELECTION -- Assistance in the selection of the types of investments suitable to meet the objectives of the client.

       O RETIREMENT PLANNING -- Assistance in determining objectives to meet future retirement needs of clients.

       O EDUCATION PLANNING -- Assistance in determining objectives to ensure adequate funding will be available for the education of the client's children.


       O EMPLOYEE BENEFITS -- Assistance to businesses in developing employee benefits programs.

       O TAX PLANNING -- Assistance in reducing tax liabilities through proper investment and risk management.

       O PORTFOLIO MANAGEMENT -- Assistance in the selection of money managers and the allocation of assets for optimal portfolio results.

       O    RISK MANAGEMENT -- Assistance in determining insurance needs.


       O QUALIFIED PLANS -- Assistance to businesses in establishing, funding and maintaining qualified retirement plans.

       O BUSINESS PLANS -- Assistance to businesses in the areas of financing, cash management and risk management and Buy-Sell agreements.

       O ESTATE PLANNING -- Assistance in planning for the eventual distribution of a client's estate, focusing on reducing tax liabilities at the time of distribution.

                            REGIONAL SUPPORT SYSTEM


       The Company has developed a local support system designed to provide Representatives assistance in all aspects of financial planning including sales and marketing training, time management, practice management, financial products, and case studies. The Regional Support System (RSS) also provides a network for Representatives to consult with each other and analyze actual client situations. This system operates on the philosophy that the Representatives will learn from other Representatives who have successfully added financial planning services to their practice.


       Each RSS group is led by a successful H.D. Vest Representative. This Representative has met specific criteria and attended extensive training before assuming this important role in the training of fellow H.D. Vest Representatives. The Regional Support System is made up of Foundations, Chapters and Summit teams.


       FOUNDATIONS - Foundations teams are designed for Representatives who are willing to commit to a 12-month individualized intensive training program. The Foundation teams were created for those Representatives who want to integrate financial planning into their practices with the goal and commitment of achieving $25,000 in their 12-month rolling gross revenues. Foundation teams are made up of 10-15 participants and have monthly meetings. Individual training is offered based on needs.


       CHAPTERS - All Representatives whose 12-month rolling gross revenues are under $25,000, who are not Foundation participants, are eligible to attend Chapter workshops in their area. Chapters provide local H.D. Vest Representatives six monthly standardized workshop programs between the months of June and December. Each Chapter is made up of approximately thirty Representatives.


       SUMMIT - All Representatives with 12-month rolling gross revenues greater than $25,000 are members of a Summit team. Monthly Summit meetings give Representatives the opportunity to network and share ideas with each other. In addition, all Summit members will have the opportunity to attend regional conferences designed specifically for the more advanced technical needs of higher producing Representatives.

                              EDUCATIONAL SERVICES


       The Company's educational staff develops educational programs and seminars to enhance the technical skills and knowledge necessary for each successful Representative. Self-study courses, marketing materials, newsletters, promotional pieces, and software are a few of the tools used to train and educate the Company's Representatives and their clients.

                           REPRESENTATIVE RECRUITING


       The Company recruits Representatives for its wholly-owned subsidiaries HDVIS and HDVAS. Since its inception, the Company has developed a recruiting process which the Company believes results in a larger network for distribution of financial products. Based on its experience in this area, the Company plans to use the methods that have been proven to be the most effective in the past in order to gain market share. These methods include the following:

       1. DIRECT MAIL. The Company has developed a database with over 300,000 tax and accounting professionals. Specially designed marketing letters are more successful from each mailing when strategically and consistently used. Each respondent receives an H.D. Vest information package ("Opportunity Package"), follow-up calls, and invitations to recruiting seminars and H.D. Vest conferences.

       2. RECRUITING SEMINARS. The Company holds seminars (qualified for CPE) designed to promote the benefits of adding financial planning services to the tax professional's practice. These seminars also teach the tax professional how to select a financial services support firm.


       3. TELEMARKETING. Once contact has been made with an interested professional via the Company's direct mail efforts, the recruiting staff follows up by phone. The recruiting staff has been very effective in its follow-up efforts utilizing its proprietary follow-up system.

       4. TRADE SHOWS. The Company regularly exhibits at numerous national seminars and training events held for tax professionals.


       5. REFERRAL INCENTIVE PROGRAMS. The Company offers its current Representatives, who refer their colleagues to the Company, override compensation for their efforts in this area.


       6. TRADE PUBLICATION ADVERTISING. The Company periodically places advertisements to industry publications and other publications read by tax professionals.


       7. EDUCATIONAL EVENTS. Accounting and tax professionals are continually invited to attend the Company's comprehensive financial planning seminars. Participants receive continuing education credit, which provides the tax professional additional incentive to attend.


       8. REGIONAL OFFICES. The Company intends to open local support offices on a regional basis as the size of the Representative base and the number of Regional Support System Representatives increases. To date, the effectiveness of local support offices has not been proven.

                           REPRESENTATIVE DEVELOPMENT


       The Representative Development process is the cornerstone of the Company's concept of providing the client with the most qualified professional available. The Company has made a significant investment in the development of programs to ensure that new recruits and veteran Representatives of the Company are provided with a high level of training to keep them apprised of financial opportunities for their clients.


       The Company requires its Representatives to obtain specific licenses, complete training programs, and follow prescribed procedures in adding financial planning services to their practice.

       The Company offers the following training and marketing support to assist its Representatives:


       1. SOFTWARE SUPPORT. The Company provides its Representatives with computer software programs to assist them in the financial planning process. These currently include an asset allocation program based on the Company's study of how asset classes historically perform under varying economic scenarios and a tax analysis program which recommends specific areas that need review based on the client's Internal Revenue Service Form 1040. Each program is designed to help the Representative with the implementation of financial planning products.

       2. EDUCATIONAL EVENTS. The Educational Services Division of the Company continually improves and develops new training and educational materials to keep up with the industry and to meet the needs of its Representatives. The educational events developed by the Company are as follows:


       o    RSS MEETINGS - During the educational season (from June through
            ------------
            December), monthly hands-on training sessions are held in major metropolitan cities. These meetings provide Representatives with training in technical issues, products and sales ideas. A total of 600 RSS group meetings were held in 110 cities throughout the United States in fiscal 1995, with 1,100 RSS group meetings planned for fiscal 1996.


       o    SUMMIT MEETINGS - Held regionally, these two-day events cover in-
            ---------------
            depth financial planning topics that train the Representative to identify financial planning problems, develop financial planning solutions and implement products.

       o    NATIONAL CONFERENCES - H.D. Vest holds two major training
            --------------------
            conferences per year. The Vest Fest is held in the spring and the Annual National Conference is held in the winter.


       3. MARKETING SYSTEM. Based on research results, the Company has developed a step-by-step marketing system which provides new

  Representatives with the tools necessary to increase their product sales to clients. The Company has developed a marketing system for Representative development which consists of the following:


       o TECHNICAL AND OPERATIONAL SUPPORT. Each Representative is provided extensive technical and operational support in the following areas from the Company's home office personnel:


            -     Technical Specialists
            -     Educational Services
            -     Order Processing and Trading


            -     Compliance
            -     Customer Service
            -     Client Seminars
            -     Product Due Diligence


       o PERSONAL ASSISTANCE. Each Representative is provided with timely and comprehensive personal assistance. Technical consultants proactively assist each Representative in goal setting, in monitoring the educational process, and in providing technical advice.

       o SELF-STUDY PROGRAMS. Representatives are provided modular educational kits (designed by the Company's personnel) on financial planning topics, which include technical, product, and practice development areas.


       o NEWSLETTERS. Representative newsletters are provided monthly. Representatives may also subscribe to a syndicated column service.


       o REGIONAL SUPPORT SYSTEM. Experienced Representatives assist new Representatives in the educational and developmental process on a local level to increase product sales.


       o SPONSOR SUPPORT. Key sponsors provide local and regional support to Representatives, as well as supporting the Company's educational events.


       o PARTNERS FOR SUCCESS. The Partners for Success program links the Company's most successful Representatives with their peers who are unable to market investment services. This provides a new source of prospective clients for the most proactive and successful Representatives and enables the Company to capitalize on the opportunity represented by clients whose needs are currently untapped by their primary Representatives.

                             REPRESENTATIVE SYSTEMS


       The Information Services Division provides computer systems for both the Company and its Representatives. The division is responsible for developing and writing all of the programs and hardware that supports the Company's operations. Information Services is developing a Representative Desktop which is intended to provide H.D. Vest Representatives with an integrated office management system. Currently, the Company offers the Representatives computer software programs to assist them with the implementation of financial planning products. The Information Services Division intends to continue development of both the Company's operating system and the Representative Desktop in fiscal 1996.


                      INSURANCE AGENCY MANAGEMENT SERVICES

       The Company provides management services to an affiliated insurance agency, H.D. Vest Insurance Services ("HDVIns"). HDVIns represents a diversified spectrum of national insurance companies offering life, health, disability, long-term care, and variable and fixed annuity products for both individuals and businesses. Representatives of the Company are licensed through HDVIns to sell insurance products. These Representatives are paid a commission on such sales by HDVIns. The Company does not receive any portion of these commissions; however, a facility and service fee is received for management and other services rendered by the Company.


                              INVESTMENT SERVICES


       H.D. Vest Investment Securities, Inc. ("HDVIS") is registered as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico, and is the investment products and trading subsidiary of the Company. HDVIS offers more than 500 nonproprietary investment products including mutual funds, unit investment trusts, direct investments, stocks, and bonds. HDVIS is a member of the National Association of Securities Dealers ("NASD"), the Securities Investor Protection Corporation ("SIPC") and the Securities Industry Association ("SIA").


                         TRADING AND CUSTOMER SERVICES


       Trading and customer services are provided by the Company to its Representatives on an ongoing basis. The Company's trading room processes thousands of investment trades in mutual funds, direct investments, unit investment trusts, and individual securities. In addition, the H.D. Vest Discount Brokerage Service allows investors to buy and sell individual securities at discounted commission rates. Through the Customer Service Department, regular statements concerning investment balances and status are processed and distributed to allow Representatives and their clients to monitor investments.

       The following table summarizes the number of securities transactions processed by the Company:


               Years ended September 30,             Nine months ended
               -------------------------             -----------------
          1993           1994           1995           June 30, 1996
          ----           ----           ----           -------------
        1,323,715      1,928,779      2,351,346           2,109,830


       Customer accounts for trading of stocks and bonds are cleared on a fully disclosed basis through National Financial Services Corporation, 161 Devonshire Street, Mail Stop D6, Boston, Massachusetts 02110. National Financial Services Corporation, as the clearing agent for HDVIS, reflects all stock, bond and option transactions of HDVIS customers on its own books. Mutual funds and direct participation programs are handled directly with the product distributors.


                         REPRESENTATIVE LICENSING

       The Company provides step-by-step assistance to Representatives in obtaining their securities, insurance and Registered Investment Advisor licenses, including educational programs for exams and complete administrative processing with the National Association of Securities Dealers ("NASD"), the securities licensing agent, and the state agencies that supervise insurance licensing.

                     COMPLIANCE AND DUE DILIGENCE SERVICES


       The Company requires that all Representatives follow the Company's Professional Code of Ethics and Compliance and Supervisory Procedures. To that end, the Company's Compliance Department is responsible for Representatives' compliance with rules of the regulatory bodies that supervise the financial services industry. Due to the strict regulation of the financial services industry by federal and state agencies, it is important that the Company keep abreast of the activities of its Representatives and internal staff. The Company's Compliance Department supervises the activities of all Representatives.

                   PROFESSIONAL INVESTMENT ADVISORY SERVICES


       H.D. Vest Advisory Services, Inc. ("HDVAS") conducts all of the investment advisory activities of the Company. HDVAS, formed in 1987 as a Texas corporation, is registered as an investment advisor with the Securities and Exchange Commission and various state regulatory agencies as well as a member of the Investment Company Institute. The Company's Representatives can register as Investment Advisor Representatives under HDVAS, giving them the capability of providing fee-based financial planning services to their clients. As of June 30, 1996, there were approximately 1,652 Representatives registered with HDVAS.

       The VestPremiere Investment Program is a fee-based service of HDVAS.
  This service, designed for investors with over $100,000 of current investable assets, allows individual investors, foundations, endowments, retirement plans and trusts to access comprehensive and independent consulting services that historically were reserved for only large institutional investors. Through its expert team of Certified Investment Management Analysts, Chartered Financial Analysts, Certified Financial Planners, Chartered Financial Consultants, and American Institute of Certified Public Accountants-Accredited Personal Financial Specialists, this service helps investors in the asset allocation decision and in choosing the proper money managers to manage various portions of their investment portfolios. A quarterly report is provided to each client detailing investment performance. As of June 30, 1996, there were approximately 925 client accounts utilizing the services of the VestPremiere Investment Program.


       The VestFlex Investment Program is a service introduced by HDVAS during July 1993. The program is designed to provide clients with as little as $10,000 of investable assets with the rewards of asset allocation and professional monitoring. Individual investment objectives and risk tolerances are utilized to select the optimal portfolio in order to meet the client's needs. Each portfolio is invested in a family of mutual funds and diversified into different asset classes. A quarterly report is provided to each client detailing investment performance. As of June 30, 1996, there were approximately 2,243 client accounts in the VestFlex Investment Program.


       In October 1995, the Company began its VestAdvisor Investment Program. This program accommodates clients with a minimum of $25,000 of current investment assets. These investments are managed by the client's Representative according to the portfolio goals established between the Representative and the client. Each client's investment is held in a single brokerage account. A quarterly report is provided to each client detailing investment performance. As of June 30, 1996, there were approximately 450 client accounts in the VestAdvisor Investment Program.

                                  SEASONALITY


       As a result of the Company's Representatives consisting primarily of tax professionals, a majority of the Company's revenues (approximately 51% in fiscal 1995) are generated during tax season (December through May). Tax season is the time of year that the Company's Representatives have the most contact with the greatest number of clients.

                           H.D. VEST REPRESENTATIVES

       The Company's Representatives are highly educated and client-needs oriented. Each professional associated with the Company adheres to rigorous appropriate ethical standards, regulatory, and educational requirements and is not required to maintain a quota. Representatives include Certified Public Accountants, Enrolled

  Agents, Certified Financial Planners, Accredited Personal Financial Specialist, attorneys, and public accountants who maintain independent offices throughout the United States. Additional educational materials, a comprehensive program of educational seminars, and a highly trained staff of technical specialists complement the tax and financial professional's already in-depth knowledge base.

       The Company is dedicated to ensuring that professionals associated with it maintain the highest standards of conduct and excellence of professional service. Therefore, the Company insists that all professionals associated with it uphold appropriate ethical standards.


       The HDVIS Representative base consists primarily of tax professionals throughout the United States who are integrating financial planning implementation services with their fee-based tax practices. Of the approximate 4,884 Representatives associated with the Company on June 30, 1996, 4,569 persons were fully licensed and registered, and approximately 315 persons were in various stages of the licensing process. These figures have increased from 525 Representatives associated with the Company on December 31, 1986. Historically, the Company has experienced attrition rates of 2% of mature Representatives (those registered with the Company more than one year) and 22% of new Representatives (those registered with the Company less than one year). This attrition rate includes voluntary and involuntary terminations made by the Company.


       The Company's 4,884 Representatives consist of tax and financial professionals, including CPAs which account for approximately 33% of the Company's 4,884 Representatives. Currently, 29 states have rules prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1988, the American Institute of Certified Public Accountants and approximately seventeen states have changed their rules to allow commission income by CPAs (prior to 1988, four states already permitted commission income by CPAs). The Company is not aware of any plans by the states allowing commissions to prohibit this form of income by CPAs.

                                 NEW PROGRAMS

       The Company plans to use the proceeds of this offering as well as cash amounts deferred under the Plan to undertake several new programs in the coming years in an effort to improve the productivity of its Representatives and the efficiency of the Company's corporate support staff. Such new programs will be implemented at the discretion of the Company.

  OPERATIONAL IMPROVEMENTS.  The Company is competing in an industry that is
  ------------------------
  rapidly changing. In order to effectively respond to the competition, the Company and its corporate support staff and Representatives must evolve to meet these demands. The Company's goal is to provide its staff with the training opportunities and the systems support to meet this challenge.


       1. STAFF TRAINING. In order to achieve this goal the Company must continually assess and enhance its employees' skills and effectiveness. With the changes in the financial services industry, the Company's staff must learn new skills that will make it more adaptable and flexible. In order to ensure that the Company's staff is ready to meet the challenges afforded by working for a growth company in a fast-paced industry, the Company will develop a comprehensive training and continuing education curriculum. Various training media will be utilized for the delivery of the training programs, including audio, video, self-study and computer-based training.

       2. CORPORATE INTEGRATED SYSTEMS. In order to stay competitive in the financial services industry, the Company must vastly improve its systems' capabilities. Because of the labor intensive nature of the Company's business caused by increases in regulatory paperwork and disclosure and pressure from Representatives regarding fees and payout, firms that do not keep pace with technology advancements will be left behind by their competition.


       To the extent feasible due to current regulatory requirements, the Company's goal is to electronically communicate with the Representatives, eliminating as much mail, paper and telephone calls as possible. This affects every department at the Company and every Representative and client in the field. The ability of the Company to improve technological capabilities in a cost effective manner could significantly affect growth and profitability.

       Over the coming years, the Company plans to make the following systems improvements and enhancements:

       o    Improve analysis through development of systems.

       o    Improve telemarketing systems in Recruiting and Marketing.

       o Develop software which integrates existing systems with outside product information clearing houses to facilitate:
               -  Client account maintenance
               -  Transaction processing
               -  Cash Management
               - Exchange of information regarding client accounts with major product sponsors.

       o    Implement work flow management to improve staff efficiencies.

       o Develop expert system for staff and Representatives providing them access to information with 70% of expert ability.

       3. REPRESENTATIVE INTEGRATED SYSTEMS. The Representatives have the same challenges that the Company faces in competing in today's financial services industry. They require integrated systems to effectively manage their practices. The Company must be on the leading edge of providing the best systems available for the management of all areas of our Representatives business. Over the coming years, the Company plans to develop or improve Representative systems in the following areas:


       o Communication software that not only allows direct communication with the home office but provides look-up capabilities for client account information, commission status, customer service problem log status and access to compliance and licensing information and educational event registration.

       o Develop integrated systems to support marketing and operations, including contact management, tax preparation, marketing from the tax return, financial planning integrated with tax preparation software and investment monitoring and reporting.

       o    Develop programs for preparing client presentations.

  MARKETING INITIATIVES.  The Company firmly believes that in order to achieve
  ---------------------
  its objectives, it will need to become well known by accounting and financial professionals as well as by the public at large. The Company has developed several strategies to achieve public awareness.


       1. BOOK PUBLISHING AND PUBLIC SEMINARS. The Company has identified a series of financial planning oriented books to be published for the general public. The Company has published two books, "Wealth: How to Get It, How to Keep It" and "Wealth Workout", published in 1993 and 1995, respectively. The Company will promote these books to Representatives, Representatives' clients and to the general public. A media tour will help to promote the books and a 1-800 number will be used to refer interested individuals to a qualified H.D. Vest Representative. Additional books are planned for the following topics:

       o    Investing for Small Businesses
       o    Investing for Young Adults
       o    Investing for Women
       o    Investing for Retirees
       o    Reference Manual on Financial Designations

       The Company plans to actively promote these books to:

       o    Gain name recognition
       o    Promote H.D. Vest Representatives

     o    Educate the public
     o    Be perceived as different and unique in the industry
     o    Be perceived as experts in the industry
     o    Enhance recruiting efforts

     2. COOPERATIVE ADVERTISING. Representatives who meet specific criteria and agree to adhere to certain standard procedures will be invited to participate in the Company's future cooperative advertising programs and will share in the cost of development, testing and implementation of national, regional and local advertising initiatives.

     3. FEE-BASED PRODUCTS AND SERVICES. The Company believes that in order to attract and retain successful Representatives, it must offer a variety of fee-based compensation programs in addition to the commission-based products which now comprise the majority of its revenues. In 1993 the VestFlex program was introduced. The program has been well received by the Company's Representatives and is expected to expand over the next five years to include:

     o    Flexible investing into specific mutual funds
     o    Portfolio consisting of mutual funds of more than one fund family
     o Complete systemization of the processing of transactions and simplification of paperwork


     Additionally, in October 1995, the VestAdvisor Program was introduced. This program accommodates clients with a minimum of $25,000 of current investment assets.

     4. DIRECT MARKETING PROGRAMS. The Company plans to develop tested direct marketing programs for use by its Representatives. These would include marketing letters, brochures, seminar presentations and one-on-one client presentations and include complete training on use and implementation of the programs.


     5. PUBLIC SEMINARS. The Company plans to develop and conduct public seminars to educate the public on the importance of an understanding of basic financial principles.

REPRESENTATIVE DEVELOPMENT ACTIVITIES.
-------------------------------------

     1. SUPPORT. The accountant/tax professional Representative needs the support of the Company to implement financial planning services into their existing tax practice.

     o FIELD SUPPORT. The Company believes that an important element that is currently missing from its support services is the availability of in-field training and sales assistance for new Representatives and those who need more personalized services than can be provided via the telephone support of the home office. The Company believes that this can be accomplished through the widespread implementation of the Regional Support System ("RSS"). The RSS is a field support program designed to train and support Representatives in the technical aspects of financial planning, motivation and sales training, time and practice management, financial products, and support in actual client situations.

       o TECHNICAL SUPPORT. The Company offers comprehensive Technical Support services to its Representatives. These services include support in the areas of Retirement Planning, Investment Planning, Education Planning, Employee Benefits, Tax Planning, Risk Management, Qualified Plans, Product Selection, Bank Marketing Programs and Marketing Strategies. The Company employs staff experts in every area who are dedicated to providing technical information to its Representatives. The Company believes that the addition of staff experts in Estate Planning, Portfolio Management, Asset Allocation and Insurance are key to the continued success of the Technical Support services.

       o PRODUCT SUPPORT. Because of the large volume of product sales the Company supplies to major product sponsors, it has been able to negotiate personalized product support from the wholesaler teams of the sponsors. The wholesalers are available to Representatives for client presentations, seminar presentations and assistance in product selection.

       2. TRAINING. The Company has done extensive research into the training necessary to accomplish a successful and profitable transition for the tax professional to provide financial planning services to his or her clients. The research has shown that the basic needs for training fall into the following categories:

       o    Technical (identifying client needs)
       o    Product (choosing a product)
       o    Operations (processing paperwork)
       o    Sales (making the recommendation)
       o    Marketing (proven marketing techniques)
       o    Motivation (overcoming fears)
       o    Practice Management (transition to financial planning)

       In June, 1994, the Company completed work on the first in its series of many comprehensive, integrated training programs (the Rep Success Program). These programs will utilize various training media in order to maximize the success of the program.

       In addition to providing top quality training programs to enhance the skills of the Representatives, the Company plans to provide Continuing Professional Education ("CPE") credit where available for CPAs, CFPs, EAs, CLUs, ChFCs and other financial services designations.

                       OPERATIONS AND SOURCES OF REVENUE

       The Company and its subsidiaries operate in a single industry segment: securities brokerage and related financial services. The following table sets forth the Company's total revenues by major source.

                    SUMMARY OF COMPANY'S SOURCES OF REVENUE


                                                                 Nine Months
                                                                    ended
                                Year ending September 30,          June 30,
                                -------------------------          --------
                              1993         1994         1995         1996
                              ----         ----         ----         ----
Mutual Fund and UITs    $35,537,273  $36,789,952  $30,611,062  $33,845,479

Partnership                 323,807      280,053      198,910      104,935
Interests

Stocks, Bonds and         1,988,466    2,276,175    1,930,867    2,088,520
Options

Insurance Products        2,747,322    3,912,106    4,286,916    5,463,356

Marketing and             2,696,847    3,280,146    2,933,055    3,104,565
Education Fees

Portfolio Management        791,764    1,680,889    3,219,574    4,492,486
Fees

Facility and Service        316,289      314,196      551,379      309,190
Fee from Affiliate

All Other                 1,606,049    1,753,679      938,288      594,235
                        -----------  -----------  -----------  -----------
                        $46,007,817  $50,287,196  $44,670,051  $50,002,766
                        ===========  ===========  ===========  ===========


       No material part of the Company's consolidated commission revenues is originated by a single Representative.

                                   EMPLOYEES

       At June 30, 1996, the Company employed 175 full-time employees who provide support services to Representatives of the Company. The number of employees is expected to increase in areas that provide Representative support during the fiscal year ending September 30, 1996.


                            EMPLOYEES BY DEPARTMENT
                              AS OF JUNE 30, 1996


                  Marketing and Technical Support           46
                  Administration and Other                  22
                  Operations                                88
                  Educational Services                      19
                                                           ---
                                                           175
                                                           ===

       The majority of employees are college graduates and are securities licensed.

                                    PROPERTY


       At June 30, 1996, the Company occupied approximately 32,000 square feet of office space in Irving, Texas. During May 1993, the Company renegotiated its lease on the office space replacing Herb Vest as the lessee and naming the Company as lessee. The Company's lease expires in May 1998. The 32,000 square feet consists of the third floor and portions of the first, second, eighth, and ninth floors of the Waterway Tower, located at 433 East Las Colinas Blvd., Irving, Texas.

                                   REGULATION


       H.D. Vest Investment Securities, Inc. ("HDVIS") - The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers such as HDVIS, however, has been delegated to self-regulatory organizations such as the NASD. The NASD conducts periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. HDVIS is currently registered as a broker-dealer in all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico.


       The regulations to which broker-dealers are subject cover all aspects of the securities business, including sales methods, representative supervision, trade practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, and changes in the interpretation of enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the self-regulatory organizations may conduct administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulations and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. (See "Legal Proceedings".)


       HDVIS is a member of the Securities Investor Protection Corporation ("SIPC"). SIPC provides protection to customers if a SIPC member fails financially. Customers (NOT INCLUDING INVESTORS IN THIS OFFERING) of HDVIS that have securities and/or cash on deposit with HDVIS, would be protected up to a maximum of $500,000, including up to $100,000 on claims for cash. SIPC DOES NOT PROVIDE PROTECTION TO INVESTORS WITH RESPECT TO FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES AND ACCORDINGLY, DOES NOT PROVIDE INVESTORS IN THIS OFFERING WITH ANY PROTECTION OR ASSURANCE WITH RESPECT TO CURRENT OR FUTURE MARKET VALUES OF THE SECURITIES BEING OFFERED HEREIN.

       HDVIS is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital can never be lower than $250,000 or 6 2/3% of Aggregate Indebtedness, whichever is greater. In computing net capital under the Uniform Net Capital Rule, various adjustments are made to net worth to exclude assets which are not readily convertible into cash and to conservatively state other assets, such as a firm's position in the securities that it holds in its own account. To that end, a deduction is made against the market value of such securities to reflect the possibility of a market decline prior to their disposition. For each dollar that net capital is reduced, by means of such deductions or otherwise (for example, through operating losses or capital rules, which are unique to the securities industry), financial restrictions are imposed upon the Company which are more severe than those imposed on corporations engaged in certain other types of business (see "Use of Proceeds," "Business-Operations and Sources of Revenue" and "Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources").

       The current net capital calculation and the calculation under the July 1, 1994 requirements are as follows:


                                                  15c3-1
                                                  ------

  Minimum Net Capital Requirement               $  250,000

  Computed Net Capital Requirement based on
    6 2/3% of Aggregate Indebtedness
    as of June 30, 1996                         $  330,834

  Actual Net Capital as of June 30,1996         $1,029,450

  Net Capital in excess of Required Net
    Capital as of June 30, 1996                 $  698,616

       H.D. Vest Advisory Services, Inc. ("HDVAS") - The financial planning industry is subject to federal regulation under the Investment Advisor Act of 1940, requiring those providing fee-based investment advice to register with the SEC. Most states also have registration and reporting requirements. HDVAS is registered as an investment advisor with the SEC and 49 state regulatory agencies.


       H.D. Vest, Inc. (the Company) - The Company and its subsidiaries' regulatory environment, which consists of various areas of securities, investment advisory, and accountancy law, is extremely complex. In recognition of this reality, the Company has found it prudent to open the channels of communication between Company officials, the elected officials and regulators who influence its business. Several Company officers volunteer their personal time and money in connection with their own political interests, and the Company occasionally contributes funds to the administrative accounts of political parties. The Company contributed such funds totaling approximately $93,500 and $103,321 for the years ended September 30, 1994 and 1995, respectively. The Company contributed such funds totaling approximately $33,321 and $109,750 for the nine months ended June 30, 1995 and 1996, respectively. All such activities and contributions are carefully reviewed by the Company's legal counsel to ensure that they comply with the law.

                                  COMPETITION

       There is intense competition in the brokerage and insurance industry from large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. Retail-oriented, financial services companies and other financial institutions are employing substantial funds in advertising and direct solicitation of customers to increase their market share of commission dollars and other securities-related income. In many cases the Company is directly competing with such organizations for the same customer and market share.

                                  MANAGEMENT


       The following table provides certain information about the Company's current directors and executive officers.


  Name                            Age       Position with the Company
  ----                            ---       -------------------------

  Herb D. Vest                     52       Chairman of the Board, President
                                              and Chief Executive Officer

  Barbara Vest                     50       Director

  Kenneth E. Reynolds              67       Director

  Jack B. Strong                   66       Director

  Jerry M. Prater                  53       Director

  Phillip W. Mayer                 54       Director

  Lynn R. Niedermeier              42       Director

  Shannon A. Soefje                36       Senior Vice President/Corp.
                                              Resources/Corp. Secretary

  W. Ted Sinclair                  32       Vice President/CFO

                             DIRECTORS AND OFFICERS


  HERB D. VEST, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Prior to assuming his present position with the Company and HDVIS in June 1983, Mr. Vest practiced public accounting and financial planning for ten (10) years. Prior to June 1983, Mr. Vest was also registered with a National Association of Securities Dealers firm. He was a principal with that firm and managed a branch office. Mr. Vest is a Certified Public Accountant, Certified Financial Planner, Chartered Financial Analyst, Chartered Life Underwriter, Chartered Financial Consultant, Accredited Personal Financial Specialist, Certified Investment Management Analyst, and Certified Employee Benefit Specialist. He holds certificates in Management Accounting and Estate Planning & Taxation. He holds a Master of Science in Taxation degree from Texas Tech University. He is a National Association of Securities Dealers General Securities Principal, Registered Options Principal, Municipal Securities Principal, and Financial and Operations Principal. He is a licensed real estate broker and licensed life, health and accident insurance agent as well as a member of the Fellow Life Management Institute. Mr. Vest is also a registered representative of Hartford Equity Sales which is located in Dallas, Texas. Following graduation from college in 1966, Mr. Vest served as an infantry officer in the army, including two (2) tours of duty in Vietnam. He has served as lecturer at local colleges and universities including the University of Texas at Arlington and the Seminar for Financial Analysts held at the University of Windsor, Ontario. He is also a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Additionally, Mr. Vest has written on international trade, taxation, portfolio management and the financial services profession for such publications as Global Custodian, Business Mexico, Personal Financial Planning, Accounting Today, CFP Today, Real Estate Securities & Capital
Markets, and the Dallas Business Journal.


BARBARA VEST, DIRECTOR AND CO-FOUNDER OF THE COMPANY, has been involved in every phase of developing the Company. Her responsibilities include expanding the Company's Representative force and developing Representative services.
Ms. Vest was integrally involved in Herb Vest's private CPA practice for ten years in Irving, Texas and now is an independent consultant to the Company. She is qualified to speak on many facets of practice development for the tax and financial professional. Image building, goal setting, referral development and employee training are just a few of the topics in Ms. Vest's speaking repertoire. She is also a featured columnist for Accounting Today. Ms. Vest is active in many national and local professional organizations and is a dedicated Company Representative for the community and political affairs. She holds a master's degree from Texas Tech University and is a member of Mensa. She holds a real estate license, a Group I Life Insurance license, and is an NASD General Securities Principal. Ms. Vest is also a member of the Texas Women's Alliance and Sales and Marketing Executives associations.


KENNETH E. REYNOLDS, DIRECTOR, started his Norman, Oklahoma-based Certified Public Accounting practice in 1965. He is past Chairman of the Personal Financial Planning Committee of the Oklahoma Society of CPAs and past President of the Norman Chapter of the Oklahoma Society of CPAs. Also, Mr. Reynolds serves on the Arthur Andersen LLP A-plus Tax User Advisory Committee. He became a registered Representative of the Company in 1987 and became a Director of the Company in fiscal year 1993.


JACK B. STRONG, DIRECTOR, was elected to the Texas State Senate in 1962, where he served until his retirement in 1971. Since leaving the Senate, he has served on various state committees, boards and commissions, including chairing Lt. Governor Hobby's Blue Ribbon Committee on Ethics Reform, the Regional Medical Program of Texas, and the Texas State Board of Education, and currently serves on the Interstate Oil Compact Commission. Mr. Strong serves as President of Texas-based General Equities, Inc. and Strongworth, Inc. From January 1992 to January 1993, Mr. Strong served as an advisor to the Company's Board. He has been a Director of the Company since fiscal year 1993.

  JERRY M. PRATER, DIRECTOR, has been a practicing Certified Public Accountant since 1983. He has held positions with agencies of the U.S. Department of Defense, Continental Electronics Mfg., Co., Hill & Wilkinson and Quazon Corporation, prior to founding his own Dallas, Texas-based public accounting practice in 1983. Mr. Prater was elected to the Board of Directors of the Company in 1994.


  PHILLIP W. MAYER, DIRECTOR, held a variety of command and staff positions as an Infantry Officer in the United States Army prior to his retirement in 1982. Mr. Mayer holds two master's degrees and was designated a Certified Public Manager by the Arizona State University Advanced Public Executive Program in 1990. Since 1985, he has worked in the corrections profession as a Program Manager and Director of Staff Training. He currently serves as a Staff Training Manager for the Santa Clara County Department of Correction, San Jose, California. Mr. Mayer was elected to the Board of Directors of the Company in 1994.


  LYNN R. NIEDERMEIER, DIRECTOR, was President of the Company from November 1994 through December 1995. She held the position of Executive Vice President of H.D. Vest, Inc. from February 1993 until her resignation in April 1994. From 1987 - 1993, she was the Company's Vice President of Marketing responsible for managing sales, marketing, recruiting and educational programs. Ms. Niedermeier is a Certified Public Accountant and was a Manager with Arthur Andersen LLP prior to joining H.D. Vest. Ms. Niedermeier is a former City Councilwoman for Grapevine, Texas. She was elected to the Board of Directors of the Company in 1994 (see "Transactions with Management - Severance Agreements").


  SHANNON A. SOEFJE, SENIOR VICE PRESIDENT/CORPORATE RESOURCES/CORPORATE SECRETARY, was employed by the Company in 1990. In fiscal 1993, she was promoted to Vice President and was responsible for the management of the Company and the Operations department which includes trading, trading support, customer service and order processing. She has assumed the responsibilities of Corporate Secretary and was promoted to Senior Vice President of Corporate Resources for fiscal year 1995. She has held other management positions with the Company in the Compliance, Licensing, Recruiting and Research departments. Since 1977, Ms. Soefje has worked for various investment firms. She is a General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.


  W. TED SINCLAIR, VICE PRESIDENT/CHIEF FINANCIAL OFFICER, was employed by the Company in fiscal 1987 and was promoted to Vice President in fiscal 1993. He is responsible for the management of the Company, for the financial, tax and management reporting and for budgeting. Mr. Sinclair previously served as Controller and was responsible for coordinating and controlling all financial reporting and tax activities. He graduated from the University of

  North Texas with a bachelor of science degree in Accounting. He is a Certified Public Accountant, Certified Management Accountant, Certified Financial Planner and a Certified Fund Specialist. He is a General Securities Representative, General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.

                    REMUNERATION OF DIRECTORS AND MANAGEMENT

       The following table sets forth all remuneration earned in salary, bonus and fees in the current year to the Chief Executive Officer and the highest paid directors and executive officers each receiving in excess of $100,000.


                           Summary Compensation Table

                                                                Restricted   Stock
  Name & Principal Position         Fiscal                        Stock     Options     All Other
                                    Year     Salary    Bonus      Awards      (1)     Compensation
  -------------------------------------------------------------------------------------------------
  Herb Vest (2)(4)                    1995  $500,000         -           -        -        $ 20,766
  Chairman of the Board of            1994   543,750   $88,778           -        -           7,200
  Directors and Chief Executive       1993   830,000         -           -        -           7,200
  Officer

  Barbara Vest                        1995         -         -           -        -         218,937
  Director and Consultant             1994         -         -           -        -         207,200
                                      1993         -         -           -        -         175,800

  Lynn Niedermeier (3)                1995   245,834         -    $100,000        -          86,004
  Director                            1994   224,361         -           -        -           6,668
                                      1993   176,667         -           -        -               -

  Roger Ochs (5)                      1995   107,000         -           -        -               -
  Director of Marketing               1994         -         -           -        -               -
                                      1993         -         -           -        -               -



  (1) All key employees are covered under a stock option plan ("Certain Transactions - Stock Options").

  (2) See "Management Agreements" for a description of the terms of Mr. Vest's current Management Agreement.


  (3) Resigned as officer in December 1995. Presently is a member of the Board of Directors (see "Transactions with Management -Severance
       Agreements").
  (4) Paid pursuant to Management Agreement in effect prior to April, 1994 amended agreement (see "Certain Transactions - Management Agreements").


  (5)  Compensation below disclosure requirement in prior years.

                             CERTAIN TRANSACTIONS

                      ISSUANCE OF SERIES A PREFERRED STOCK

       The Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note held by a Financial Services company. The price of the non-voting Series A Convertible Preferred Stock was determined through consultation with RAF Financial Corporation. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 30, 1991 (see "Certain Transactions - Loan Agreements").


       The Company issued for cash 83,400 shares of non-voting Series A Preferred Stock at a price of $6.00 per share, in exchange for $500,400, to a second Financial Services company. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 24, 1991.


                          INVESTMENT BANKING AGREEMENT


       RAF Financial Corporation acted as the underwriter for the Company's November 21, 1991 offering. Pursuant to the underwriting agreement, RAF Financial Corporation ("RAF") received Warrants to purchase 210,000 shares of Common Stock of the Company. The Warrants issued to RAF Financial Corporation consisted of 70,000 Underwriter's Warrants with an exercise price of $6.60, 70,000 A Warrants with an exercise price of $5.50, and 70,000 B Warrants with an exercise price of $9.62. The A Warrants expired unexercised in May 1993. The B Warrants expired unexercised in November 1994 and the Underwriter's Warrants expire in November 1996. The 70,000 Underwriter's Warrants issued to RAF Financial Corporation are presently held as follows: Robert Long, 31,500, Robert C. Dunwoody, 7,000, and RAF Financial Corporation, 31,500.

       The Company will pay RAF Financial Corporation a consulting fee through November 21, 1996, in connection with any merger, consolidation, stock exchange or acquisition or sale of all or substantially all assets in which the Company or any of its subsidiaries are involved, and the Company has agreed to pay RAF Financial Corporation a fee on sales of the Company's Preferred Stock. The fee will be from 1% to 5% of the value of the transaction. In connection with any such transaction, RAF Financial Corporation will provide consulting services which are customary in the industry. RAF Financial Corporation shall have a preferential right to purchase for its account or to sell for the account of the Company or any of its subsidiaries any securities with respect to which the Company or any of its subsidiaries may seek a public or private offering for cash.

       The Company has agreed that it will not, without the unanimous consent of those members of the Board of Directors of the Company who are not affiliated with either the Company or RAF Financial Corporation, or, if there are no such nonaffiliated directors, without the approval of a majority of a three-person panel, one of whom is to be chosen by directors who are affiliated with the Company, one of whom is to be chosen by RAF Financial Corporation, and the third of whom is to be chosen by the two so selected, amend its Articles of Incorporation or Bylaws or enter into any contract or agreement with its officers, directors, or employees or any other person, for the purpose of preventing a corporate takeover of the Company; provided, however, only the vote of approval of a majority of the Board of Directors of the Company shall be required for an amendment of the Company's Articles of Incorporation or Bylaws designed to prevent a "two-step" takeover of the Company involving a second step which includes unfair provisions for minority shareholders of the Company.


                         TRANSACTIONS WITH MANAGEMENT

     The terms of the transactions described below are as fair to the Company as could have been made with unaffiliated parties where available and were approved by the Company's independent and disinterested directors.

     Future transactions between the Company and its affiliates will be approved by the independent and disinterested directors and will be on terms no less favorable than could be obtained from unaffiliated parties, where available.

     MANAGEMENT AGREEMENTS
     ---------------------


     The Company has an agreement with Herb D. Vest (majority shareholder) for management services to the Company. During April 1994, the Company amended the agreement with Herb D. Vest and provided for a management fee of $500,000 per year plus an annual bonus based on the Company's performance related to revenue and net income goals established by the Board of Directors. The annual bonus for fiscal 1995 ranged from $0 to $500,000. No bonus was accrued or paid under the amended plan for the fiscal year ended September 30, 1994 or 1995. A bonus of $88,778 was paid during fiscal 1994 related to the previous plan. Management fees under these agreements were $830,000, $632,528 and $500,000 for the years ended September 30, 1993, 1994, and 1995 respectively. The agreement calls for a management fee of $750,000 for fiscal year 1996 plus an annual bonus based on the Company's performance related to revenue and net income goals established by the Board of Directors.


     During fiscal 1994, the Company modified Ms. Vest's consultant contract to receive $16,667 per month pursuant to the agreement. For the years ended September 30, 1994 and 1995, fees under this agreement totaled $200,000 each. For the nine months ended June 30, 1996, Ms. Vest received $150,000 under this agreement.

     H.D. VEST INSURANCE SERVICES
     ----------------------------


     H.D. Vest Insurance Services ("HDVIns") is a sole proprietorship owned by Herb D. Vest. HDVIns general insurance agency appoints Representatives with various insurance companies to enable them to sell insurance products to their clients. The Company, in accordance with the terms of a facilities and services agreement, provides certain management and other services to HDVIns and is paid a fee for these services. The value of these services for fiscal year ended 1995 has been determined based on the pro rata portion of certain relevant expenses as a percentage of HDVIns revenue to total consolidated revenues. To the extent the Company renders services to HDVIns for which it is not compensated, such action could constitute a conflict of interest since Mr. Vest is the majority shareholder and Chairman of the Board of Directors of the Company.


     The services provided to HDVIns are management, accounting, referral data base, client tracking services, solicitation, tracking of renewal policies of insurance, collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, cost of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement, the Company has charged HDVIns $316,289, $314,196 and $551,379 for the years ended September 30, 1993, 1994, and 1995 respectively. The Company has charged HDVIns $496,881 and $309,190 for the nine months ended June 30, 1995 and 1996, respectively for management services rendered.


     LINES OF CREDIT
     ---------------


     During April, 1994, the Company entered into an agreement to provide Herb Vest an unsecured revolving line of credit in an amount not to exceed $1,000,000. The terms of the agreement require an annual payment to be made on November 30, of each year equal to one-seventh of the then outstanding principal balance plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. The agreement bore interest on unpaid principal balances at the margin interest rate as of August 31, 1994 (6.5%), as quoted by National Financial Services Corporation, the Company's clearing firm, on the first day of the month and interest on matured unpaid amounts at an annual rate of 10%. Effective September 1, 1994, the Company amended the agreement to provide Mr. Vest with a revolving line of credit not to exceed $2,000,000 collateralized by Mr. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The effective interest rate of the amended agreement is 11%. At June 30, 1996, Mr. Vest had drawn $2,000,000 in principal against the line of credit. The Company has recorded $130,969 of accrued interest on this line.

     During May 1994, the Company entered into an agreement to provide Barbara Vest a revolving line of credit in an amount not to exceed $350,000 collateralized by 100,000 shares of Ms. Vest's unrestricted Company common stock. The terms of the agreement require an annual payment be made on November 30 of each year equal to one-seventh of the then outstanding principal balance plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. The agreement bore interest on unpaid principal balances at the margin interest rate as of August 31, 1994 (6.5%), as quoted by National Financial Services Corporation, the Company's clearing firm, on the first day of the month and interest on matured unpaid amounts at an annual rate of 10%. Effective September 1, 1994, the Company amended the agreement to provide Ms. Vest with a revolving line of credit not to exceed $700,000 collateralized by Ms. Vest's unrestricted Company common stock equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The effective interest rate of the amended agreement is 11%. At June 30, 1996, Ms. Vest had drawn $431,813 in principal against the line of credit. The Company has recorded $28,770 of accrued interest on this line.

     SEVERANCE AGREEMENTS
     --------------------


     In April 1994, Lynn R. Niedermeier resigned her position as Executive Vice President of the Company. The Company and Ms. Niedermeier entered into a severance agreement that provided for the payment of severance of $16,667 per month commencing on May 1, 1994, and continuing for 30 months, in exchange for an agreement restricting the use of Company materials and information for a period of 48 months. In November 1994, Lynn R. Niedermeier rejoined the Company as President. At that time, there remained $383,331 payable to Ms. Niedermeier pursuant to her severance agreement with the Company. In connection with her return, the Company and Ms. Niedermeier agreed to terminate the severance agreement. In December 1995, Ms. Niedermeier resigned as President of the Company. Under her employment agreement, the Company agreed to pay her $16,600 per month until October 1, 1996, in exchange for Ms. Niedermeier agreeing, among other things, to not solicit clients of the Company's Representatives and to not compete with the Company through that date.

     STOCK OPTIONS
     -------------


     The Board of Directors of the Company adopted a Stock Option Plan as of October 1, 1987, in order to attract, retain, motivate, and encourage stock ownership by employees, officers and directors of the Company and its subsidiaries.


     The Stock Option Plan is administered by a stock option committee ("Committee"), appointed by the Chief Executive Officer, consisting of from one to three members. The members of the Committee shall be eligible to receive options under the Stock Option Plan.


     The Committee currently consists of one member, Herb D. Vest. Options granted under the Stock Option Plan are not intended to qualify as Incentive Stock Options under Section 422a of the

Internal Revenue Code of 1986, as amended from time to time. The Company has reserved up to 800,000 shares of its common stock for options under the Stock Option Plan. The options must be paid in cash, unless otherwise permitted by the Committee. The exercise price of any options granted in the future will not be less than 100% of the fair market value of the Common Stock on the date of grant.


      The Committee, at the direction of the Chief Executive Officer, may amend, modify or terminate the Stock Option Plan provided, however, no action of the Committee, without approval of the Chief Executive Officer and the shareholders of the Company, may:


(a)  Increase the total number of shares covered by the Stock Option Plan.
(b)  Change the manner for determining the option price.
(c) Shorten the period which must lapse before options are eligible to be exercised.

(d) Permit options to be granted which expire beyond the period provided in the Stock Option Plan.

(e)  Withdraw administration of the Stock Option Plan from the Committee.
(f)  Permit granting of options at less than the option price.


     Anti-dilution provisions in the Stock Option Plan provide for adjustment of the Option exercise price and the number of shares of common stock issuable upon exercise to prevent dilution of their value upon the occurrence of certain events.


     Options covering 191,497 shares were granted at an option price of $8.50 per share as of October 1, 1987 to employees; 95,454 of these options remain outstanding as of June 30, 1996.


     During 1992, options covering 460,000 shares were granted at an option price of $5.00 per share to employees and certain advisors to the Company's Board of Directors. 100,000 of these options remain outstanding as of June 30, 1996.


     In November 1992, the Company resolved that the independent directors receive stock options for 2,000 shares of common stock to be exercisable at the price of the common stock on the date of issuance and to be issued quarterly to the independent directors. At June 30, 1996, 44,000 options remain outstanding.


     As a result of the foregoing, options covering 270,748 shares of common stock, with exercise price ranging from $5.00 to $8.50 per share have been issued to officers of the Company. The following table provides information with respect to the named officers and directors concerning the exercise of options during the last fiscal year ending September 30, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     END AND FISCAL YEAR END OPTION VALUES


                                                                   Number of Unexercised               Value of Unexercised,
                                Shares                                Options Held At                      In-The-Money
                               Acquired                               Fiscal Year End               Options Fiscal Year End(1,2)
                           Through Options          Value             ---------------               ----------------------------
Name                          Exercised           Realized       Exercisable Unexercisable          Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------------

  Herb D. Vest                    -                  -              100,000     45,148                   -               -
  Barbara Vest                    -                  -                 -        45,148                   -               -

  Lynn Niedermeier (3)            -                  -                 -         3,996                   -               -

  Wesley T. Sinclair              -                  -                 -         1,456                   -               -

(1) Represents the difference between the closing price of the Company's common stock on September 30, 1995 and the exercise price of the options.
(2) The current fair Market Value of the stock at September 30, 1995 was below the option exercise price.


(3) Resigned as President in December 1995, but remains as a director. All options terminated upon resignation in December 1995.



EXECUTIVE OFFICER COMPENSATION PLAN
-----------------------------------


     During April 1994, the Board of Directors of the Company adopted an Executive Officers Compensation Plan. The purpose of the Executive Officers Compensation Plan is to provide additional compensation to a select group of management employees of the Company in order to motivate and retain them, as well as to provide them an incentive to guide the Company in attaining higher revenue goals. The Company will provide this additional compensation under the Executive Officers Compensation Plan in the form of salary, restricted stock, incentive cash, restricted stock bonuses, as well as severance and change-in-control benefits.


     As an unfunded plan of deferred compensation, it is administered by the Chief Executive Officer of the Company, who is presently Herb D. Vest. Eligibility to participate in the Executive Officers Compensation Plan is determined in the sole and absolute discretion of the Company, which establishes eligibility provisions of the officers Plan which it may change at any time at its sole and absolute discretion.


     Currently, to be eligible to participate in the Executive Officers Compensation Plan, the individual must be an executive employee of the Company, have completed at least two (2) full years of service with the Company, and be part of a select group of management employees as designated by the Board of Directors of the Company. The individual employee must also sign an Officers Deferred Compensation Agreement and an Officer Agreement as a condition precedent to becoming a participant in the Executive Officers Compensation Plan.


     Under the Restricted Stock portion of the Executive Officers Compensation Plan, a number of shares of restricted stock is determined by the Chief Executive Officer of the Company as allocable to a particular participant. This restricted stock is credited to the participant's account and will be vested and distributable upon the first to occur of the following events: (1) Long term disability, death of the participant or attaining the preselected Deferral Date; or (2) The date of a "change-in-control" of the Company (as that term is defined in the officers Plan). No stock was earned under the Executive Officers Compensation Plan for the fiscal year ended September 30, 1995. Under the Executive Officers Compensation Plan, the Board of Directors also annually sets three revenue goals a threshold, target, and maximum goal. If attained, the revenue goals will generate a set cash bonus for the participant, payable unless certain losses are also incurred.


     In addition, bonus stock will be credited to participants' accounts in the form of restricted stock on the basis of the Company's attaining three year cumulative revenue goals. Each year these goals are set by the Board of Directors for the upcoming three years and are based in part on the previous years goals that consist of a threshold, a target, and a maximum cumulative revenue goal. Upon attaining one of these goals, bonus stock credited in the form of restricted stock to the participant's plan vests and will become distributable only upon retirement, long term disability, or death of the participant, or the date of a "change-in-control" of the Company (as that term is defined in the Executive Officers Compensation Plan). No awards were earned under the officers plan in 1994 or 1995.


     OFFICE SPACE
     ------------


     At June 30, 1996, the Company occupied approximately 32,000 square feet of office space in Irving, Texas. During May 1993, the Company renegotiated its lease on the office space replacing Herb Vest as the lessee and naming the Company as lessee. The Company's lease expires in May 1998. The 32,000 square feet consists of the third floor and portions of the first, second, eighth and ninth floors of the Waterway Tower, located at 433 East Las Colinas Blvd., Irving, Texas.

     EXCHANGE OFFER
     --------------

     The Company made an offer to exchange the Company's Common Stock for the outstanding shares in HDVIS. Under the terms of the offering, which was completed on February 15, 1987, all of the HDVIS shareholders, owning 546,000 shares of HDVIS Common Stock, exchanged each share of stock for four (4) shares of Common Stock of the Company which resulted in the issuance of the stock split.

     STOCK SPLIT
     -----------

     In June 1987, the Company effected a 2-for-1 stock split to all existing shareholders. After the stock split, there were 4,368,000 shares of the Company outstanding.

     FACILITIES AND SERVICES AGREEMENT WITH HDVINS
     ---------------------------------------------

     The Company provides to HDVIns certain facilities and services in accordance with the terms of a Facilities and Services Agreement. The Company charges a monthly fee to HDVIns based on rates arbitrarily established by the Company. The services provided are as follows:

     Management, accounting, referral data base and client tracking services, solicitation and tracking of renewal policies of insurance and collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, costs of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement the Company has charged HDVIns $314,196 and $551,379 for the years ended September 30, 1994 and 1995. The Company has charged HDVIns $496,881 and $309,190 for the nine months ended June 30, 1995 and 1996, respectively for management services rendered.

     LOAN AGREEMENTS
     ---------------

     In Fiscal 1993, the Company prepaid two notes payable; one note to a financial services company in the amount of $418,211 and one note to an insurance company in the amount of $45,898.



     INDEMNIFICATION OF OFFICERS AND DIRECTORS
     -----------------------------------------

     The Company's By-Laws contain certain indemnification provisions for its officers and directors whereby each is to be indemnified to the fullest extent permitted by Texas law for expenses and liabilities arising out of litigation by reason of the fact that such person was an officer or director of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following information is furnished as of June 30, 1996, to indicate beneficial ownership of the Company's common stock by directors and certain executive officers.


OWNER                            NUMBER OF SHARES OF COMMON STOCK OWNED
-----                            --------------------------------------
                                    Before Offering  Percent of Class
                                    ---------------  -----------------
Herb D. Vest, Chairman (1)             2,591,512             48%
Barbara Vest (1)                       1,519,746             28%
Lynn R. Niedermeier  (2) (3)              41,087              -
Jerry Prater (2)                           2,000              -
Kenneth E. Reynolds (2)                      550              -
Jack Strong (2)                              100              -
Shannon A. Soefje (2)                        677              -
W. Ted Sinclair (2)                           25              -
                                       ---------
                                       4,155,697


(1) Herb D. Vest and Barbara Vest have escrowed substantially all of their stock, including shares pledged on outstanding lines of credit, with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous Form S-18 registration statement. The escrowed shares will be eligible for release provided certain specified conditions, regarding net income requirements, are met. If no stock has been released pursuant to the net income requirements, then commencing in 1994, 20% of the escrowed shares shall be released each subsequent year.
(2)  Less than one percent.


(3)  Resigned as President in December 1995, but remains as a director.


     Based upon the Company's review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all of such forms were filed on a timely basis by reporting persons.

                            PRINCIPAL SHAREHOLDERS

                               Number of     Percent      Shares Owned      Percent
                             Shares Owned      of        Upon Completion       of
Owner                       Before Offering  Shares    Of Offering (2)(5)    Shares
-----                       ---------------  ------    -------------------  --------
Herb D. Vest (1) (4)           2,591,512     48%           2,591,512           47%
433 E. Las Colinas Blvd.
3rd Floor
Irving, Texas 75039
Barbara Vest (1) (4)           1,519,746     28%           1,519,746           28%
433 E. Las Colinas Blvd.
3rd Floor
Irving, Texas 75039
Other Shareholders (3)         1,312,083     24%           1,382,083           25%


(1) Herb D. Vest and Barbara Vest have escrowed substantially all of their stock, including shares pledged on outstanding lines of credit, with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous Form S-18 registration statement. The escrowed shares will be eligible for release provided certain specified conditions, regarding net income requirements, are met. If no stock has been released pursuant to the net income requirements, then commencing in 1994, 20% of the escrowed shares shall be released each subsequent year.
(2)  Assumes that the Stock Options are not exercised.
(3) Assumes that the holders of the 250,067 shares of Preferred Stock do not exercise their conversion privileges.
(4) Not included in this number are options to purchase 45,148 shares of the Common Stock of the Company which are presently exercisable at an exercise price of $8.50.


(5)  Assumes that 70,000 outstanding Underwriter's Warrants are exercised.


                        SHARES ELIGIBLE FOR FUTURE SALE


     The 5,423,341 shares held by existing shareholders includes 2,478,092 restricted shares owned by Herb D. Vest and 1,487,808 restricted shares owned by Barbara Vest (see "Principal Shareholders"), 350,600 restricted shares issued by the exchange of HDVIS Common Stock for the Common Stock of the Company in February, 1987, 113,600 restricted shares sold in the private offering pursuant to section 4 (2) and Regulation D of the Securities and Exchange Act of 1933 ("Act"), 214,787 shares sold in a public offering pursuant to the Securities Act of 1933 in 1988, 22,800 restricted shares issued as compensation to officers of the Company in June, 1991 and 700,000 shares issued in connection with a public offering completed in November, 1991. Shares denoted as restricted are subject to limitation under Rule 144.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell (within any three-month period), a number of those shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock of the Company or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Pursuant to Rule 144 of the Act, the restricted shares may not be sold prior to the expiration of two years from the dates of their respective purchases which occurred between November 1988 to November 1989. Of the 5,423,341 shares outstanding as of the date of the offering, 4,118,754 shares are restricted securities which are currently available for sale under Rule 144.


     The Company intends to register under the Act all shares covered by outstanding stock options. (See "Certain Transactions - Stock Options.") It is expected that, after such registration, shares acquired thereunder will be freely tradeable without restriction or further registration, except for shares issued to directors, officers and principal shareholders.


     The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation system - National Market System (NASDAQ-
NMS) under the symbol HDVS. The Company's Warrants have expired.


     As of June 30, 1996 the Company's stock was listed on the NASDAQ National Market System. The trading volume of the Company's stock is fairly light on a daily basis. There can be no assurance that a more active market will develop.


     The NASDAQ Qualifications Standards requires any company wishing to remain listed to have net tangible assets of $1,000,000, public float of shares of 200,000 (which are surplus shares not held directly or indirectly by any officer, director or beneficial owner of more than 10% of the total shares outstanding), market value of public float of $1,000,000, minimum bid for outstanding shares of $1.00, and 400 shareholders.


     If the Company was subsequently delisted from the NASDAQ National Market System, such delisting would materially limit the public market for the Company's Common Stock through loss of news coverage, possible decline in share price and possible difficulty in obtaining subsequent financing. In such event, a stockholder might encounter difficulty in selling his or her common stock.


     The Company has paid no dividends on its Common Stock since incorporation and does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company intends to continue to devote its earnings, if any, to the growth and development of the Company. Any dividends in the future will depend upon substantial earnings, the Company's financial requirements and other factors.

                           DESCRIPTION OF SECURITIES

                                 COMMON STOCK


     The Company is authorized to issue 100,000,000 shares of Common Stock. The holders of Common Stock are entitled to equal dividends and distributions, if any, with respect to the Common Stock when, as and if declared by the Board of Directors, from funds legally available therefor. No holder of any shares of Common Stock has any preemptive right to subscribe for any securities of the Company nor are any shares subject to redemption. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding and shares to be outstanding upon completion of this offering are and will be fully paid, validly issued and nonassessable.

     Holders of the Company's Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for election of directors will be able to elect 100% of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members of the Board of Directors.

     The Company has never paid any dividends to shareholders of its Common Stock. The declaration in the future of any cash or stock dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. It is the present intention of the Company not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest any earnings in the development and expansion of the Company's business.

STOCK SPLIT.  The Company's Board of Directors approved a resolution on June
-----------
14, 1987, which the shareholders of record as of June 15, 1987 subsequently approved on June 29, 1987 authorizing a two-for-one split of the Company's Common Stock to such shareholders of record. This resulted in the shareholders being issued one additional share of Common Stock for each share held. All references in this Prospectus relating to shares of Common Stock have been adjusted for this stock split.

EXCHANGE OFFER.  The Company made an offer to exchange the Company's Common
--------------
Stock for the outstanding shares in HDVIS. Under the terms of the offering, which was completed on February 15, 1987, all of the HDVIS shareholders exchanged each share of stock for four (4) shares of Common Stock of the Company.

PREVIOUS STOCK OFFERINGS.  Pursuant to an Underwriting Agreement with RAF
------------------------
Financial Corporation, the Company offered Common Stock in a public offering pursuant to the Securities Act of 1933 in November, 1991. In this offering 700,000 shares were sold as part of 700,000 Units consisting of one Share of Common Stock, one A Warrant, and one B Warrant. The price per unit was $5.50.

     The Company offered Common Stock in a public offering pursuant to the Securities Act of 1933 during July, 1987 through April, 1988. In this offering 214,787 shares were sold at $6.00 per share. Sales of the Company's Common Stock in this offering were limited to associated persons of the Company.

     The Company offered Common Stock in a private offering pursuant to the Securities Act of 1933, Rule 506 of Regulation D during February, 1987 to May, 1987. In this offering, 113,600 shares were sold at $5.00 per share. In this offering, the Company sold to 34 unaccredited investors and 14 accredited investors.

                                   WARRANTS

     The Company currently has 70,000 Underwriter's Warrants outstanding. The Underwriter's Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $6.60 and are exercisable until November 21, 1996.

     In order for a holder to exercise his/her Underwriter's Warrants, there must be a current registration statement on file with the SEC and various state securities commissions to continue registration of the shares of Common Stock underlying the Warrants. The Company intends to maintain a current registration statement while the Warrants are exercisable. The maintenance of a currently effective registration statement could result in substantial expense to the Company, and there is no assurance that the Company will be able to maintain a current registration statement covering the shares issuable upon the exercise of the Warrants. The Company believes that it will be able to qualify the shares of Common Stock underlying the Warrants for sale in those states where the Warrants are to be offered. The Warrants may be deprived of any value if a current Prospectus covering the shares issuable upon the exercise thereof is not kept effective or if such underlying shares are not qualified in the states in which Warrant Holders reside. In addition, if the Company merges with a business which does not have and cannot obtain audited financial statements, the Warrant Holders will be unable to exercise their Warrants because the Company will be unable to provide a current Prospectus.


                             PLAN OF DISTRIBUTION

                  REPRESENTATIVES DEFERRED COMPENSATION PLAN

     On January 20, 1994, the Board of Directors established the H.D. Vest Representatives Deferred Compensation Plan ("the Plan" -capitalized terms used in this section have specific meanings as defined in the Plan). The Plan is an optional, non-qualified, unfunded, deferred compensation plan which is available exclusively to the Company's Representatives who are independent contractors and neither employees nor officers of the Company. The Plan provides Representatives an opportunity to defer receipt of Compensation on a pre-tax basis for selected periods, thus postponing recognition of income otherwise currently taxable, and subsequently receiving the deferred compensation plus a Matching Contribution. At the end of each Deferral Period, the Deferral Amount and the related Matching Contribution will be paid to the Participant.

     DEFERRAL OPTIONS
     ----------------

     Participants may defer up to one hundred percent (100%) of their Gross Compensation and may elect to defer Compensation for one of three Deferral Periods (36, 60 or 84 months). Amounts deferred by Participants and the Company's Matching Contribution will ultimately be paid to the Participant pursuant to the Plan in the form of cash.

     PARTICIPATION
     -------------

     Enrollment in the Plan is optional. The Initial Enrollment Period will be a period of 60 days commencing the first day of the month, following the Effective Date.

     CHANGES IN ELECTIONS
     --------------------

     The Annual Election Period extends from November 1 through December 31 after the Initial Enrollment Period. During the Election Period, Participants may prospectively adjust their Deferral Amount and Deferral Period elections.

     Representatives who become affiliated with the Company subsequent to January 1, 1994, will be eligible to enroll in the Plan during the first Annual Election period that occurs after said Representative has been affiliated with the Company for at least sixty (60) days. Deferral Amounts may be adjusted downward only during the Election Period.

     Elections to increase Deferral Amounts may be made by written notice a minimum of thirty (30) days prior to the beginning of each calendar quarter and are effective on a prospective basis beginning the first Compensation Day of the next calendar quarter.

     DEFERRAL ACCOUNTS
     -----------------

     Compensation payments are currently made to Representatives five business days following the first and the fifteenth of each month. In accordance with the Participant's Plan elections, the Company will credit each Participant's Account with the amount of Cash Equivalents.

     DISTRIBUTIONS
     -------------

     The distribution of each Deferral Amount and Matching Contribution will be made on the 36th, 60th or 84th month anniversary of the deferral as determined by the election in effect at the time of the deferral.

     RIGHTS
     ------

     All Accounts are unfunded and paid from the Company's general assets. As general unsecured obligations, these accounts will be senior in rank to the Common Stock listed on NASDAQ-NMS. Participants will have no right to receive either the Deferral Amount or the Company's Matching Contribution until they are paid the applicable Distribution. If the Representative's affiliation with the Company terminates prior to the expiration of a Distribution Period, for reasons other than death, Disability, or attaining age

65, the Representative will forfeit all Company Matching Contributions.

     The Company has obtained an opinion from Arthur Andersen LLP concluding that amounts deferred under the Plan will receive deferred tax treatment and that such amounts plus Matching Contributions will be taxable as received during the Distribution Period. In the event of a successful challenge by the IRS, the Company may choose to amend the Plan or terminate the Plan and refund all Deferral Amounts without matching contributions.


     The securities offered hereby are being distributed exclusively by H.D. Vest Investment Securities, Inc., a wholly owned subsidiary of the Company. No selling discount, commissions, or other sales charges will be received by HDVIS in connection with the sale of the securities being offered hereunder. A bona fide market exists for the Company's Common Stock as of the effective date of this prospectus and accordingly, pursuant to Schedule E of the Bylaws of the NASD, (Schedule E) no independent underwriter is being utilized by the Company in connection with this offering.


                         TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and registrar for the Common Stock is Society National Bank, whose post office address is P. O. Box 6477, Cleveland, Ohio, 44101-1477, and whose physical address is 900 Euclid Avenue, Cleveland, Ohio 44101-1477.

                               LEGAL PROCEEDINGS


     During the fiscal year ended September 30, 1995, the Securities and Exchange Commission (SEC) began an investigation of the Company's wholly-owned broker-dealer subsidiary, H.D. Vest Investment Securities, Inc. (HDVIS), relating to the activities of a former Representative. In July 1995, concurrent with an administrative proceeding instituted against HDVIS, the SEC and HDVIS entered into a settlement agreement. Pursuant to the settlement agreement, HDVIS
(i) paid a monetary sanction of $50,000 and (ii) agreed to modify its supervisory and compliance procedures in accordance with the recommendations of an independent consultant retained by the Company.


     Additionally, during fiscal 1994, in connection with the matter described above, a group of clients of the former Representative commenced a civil action against HDVIS and the former Representative alleging violations of securities laws, fraud, conversion and related causes of action. This action was submitted to binding arbitration before the NASD. Prior to the arbitration, the Company voluntarily paid approximately $450,000 for the benefit of the clients which amount the Company believes represented the clients' actual out-of-pocket losses, plus interest. In September 1996, the arbitration panel awarded the plaintiffs approximately $1.7 million of which approximately $475,000 represented recovery of alleged economic losses. HDVIS intends to appeal the award, but has nevertheless accrued and set aside sufficient net capital to pay the $1.7 million award following the exhaustion of all appeals. In this regard the Company made a non-refundable contribution of $1 million to the net capital of HDVIS pursuant to a previously executed Facility and Services Agreement between the Company and HDVIS. As a result of the award, the Company and HDVIS recorded a combined $1,450,000 charge to earnings. The Company believes a fidelity bond issued in favor of HDVIS will cover approximately $250,000 of the total award. To the extent the bond does not cover $250,000 of the award, the Company may make additional capital contributions to HDVIS which will in turn reduce the income of the Company.


     The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Malouf Lynch Jackson Kessler & Collins, A Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The opinion regarding the deferred tax treatment of amounts deferred under the Plan referred to in this prospectus and elsewhere in the Registration Statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.


     The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this Prospectus. For further information with respect to the Company and the Common Stock, reference is made to such registration statement, including the exhibits thereto and the financial statements filed as part thereof. Statements contained in this Prospectus as to the content of any contracts or other documents are necessarily incomplete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Copies of these documents may be inspected by anyone without charge at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. Copies of all such material may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

                  Financial Statements and Supplementary Data
                  -------------------------------------------

                                     INDEX

                                                                  PAGE
                                                                  ----
FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994, AND 1993

Report of Arthur Anderson, LLP, Independent                       F-1
     Public Accountants

Consolidated Statements of Financial                           F-2 & F-3
     Position - September 30, 1995 and 1994

Consolidated Statements of Operations -                           F-4
     Three years ended September 30, 1995,
     1994, and 1993

Consolidated Statements of Shareholders'                          F-5
     Investment - Three years ended September 30,
     1995, 1994, and 1993

Consolidated Statements of Cash Flows -                           F-6
     Three years ended September 30,
     1995, 1994, and 1993

Notes to Consolidated Financial Statements                        F-7

FOR THE NINE MONTH PERIOD ENDED JUNE 30, 1996,
     AND 1995

Consolidated Statement of Financial Position -                F-19 & F-20
     June 30, 1996 (Unaudited)
     and September 30, 1995

Consolidated Statements of Operations -                           F-21
     Nine months ended June 30, 1996
     and 1995 (Unaudited)

Consolidated Statements of Cash Flows -                           F-22
     Nine months ended June 30, 1996
     and 1995 (Unaudited)

Notes to Consolidated Financial Statements                        F-23
     (Unaudited)

                   Report of Independent Public Accountants



  To the Shareholders and Directors of H.D. Vest, Inc.:

     We have audited the accompanying consolidated statements of financial position of H.D. Vest, Inc. (a Texas Corporation) as of September 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H.D. Vest, Inc. as of September 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.







                                             Arthur Andersen LLP

  Dallas, Texas,
  November 29, 1995
 (except with respect to the matter
 discussed in Note 12, as to which
 the date is October 3, 1996).

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                    ASSETS

                                             September 30,
                                        --------------------------
                                            1994           1995
                                        ------------   -----------
Current assets:
  Cash and cash equivalents              $ 4,193,240   $ 3,383,060
  Commissions and accounts
   receivable                              3,680,679     3,329,869
  Current portion - notes receivable
   - related parties                         214,783       522,178
  Receivable from affiliate                  152,540        98,929
  Prepaid expenses                           251,165        56,773
                                         -----------   -----------

    Total current assets                   8,492,407     7,390,809
                                         -----------   -----------

Property and equipment, net of
 accumulated depreciation
 of $1,409,087 at 1994, and
 $1,924,547 at 1995                        1,602,573     1,289,111
Notes receivable - related parties,
 net of current portion                    1,288,698     1,978,099
Other assets                                 953,174     1,008,352
                                         -----------   -----------

Total assets                             $12,336,852   $11,666,371
                                         -----------   -----------


      The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                   LIABILITIES AND SHAREHOLDERS' INVESTMENT


                                                    September 30,
                                             -----------------------------
                                                 1994            1995
                                             -------------   -------------

Current liabilities:
   Accounts payable and accrued expenses     $ 3,010,321     $ 3,005,316
   Amounts due on clearing transactions        1,673,531         669,187
   Commissions payable                         2,391,139       2,222,435
   Payable to officer and directors              405,400         200,000
                                             -----------     -----------

      Total current liabilities                7,480,391       6,096,938
                                             -----------     -----------

Obligations under capital leases,
  excluding current installments                 543,848         430,739

Other noncurrent liabilities                     483,331         157,331

Unearned revenue                               1,190,387       1,041,002

Commitments and contingencies (Note 4)

Shareholders' investment:
Preferred stock, $6 par value;
  10,000,000 shares authorized,
  250,067 shares issued and outstanding
  in both 1994 and 1995                        1,500,402       1,500,402
Common stock, $.05 par value;
  100,000,000 shares authorized,
  5,392,287 outstanding at September 30,
  1994 and 5,423,341 outstanding at
  September 30, 1995                             269,614         271,167
Additional paid-in capital                     4,982,387       5,080,834
Deficit                                       (4,113,508)     (2,912,042)
                                             -----------     -----------

   Total shareholders'
     investment                                2,638,895       3,940,361
                                             -----------     -----------

Total liabilities and
   shareholders' investment                  $12,336,852     $11,666,371
                                            ------------     -----------

      The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            Years Ended September 30,
                                    ----------------------------------------
                                       1993           1994           1995
                                    -----------   ------------   -----------
Revenues:
   Commissions                      $40,596,868   $43,258,286    $37,027,755
   Marketing and education fees       2,696,847     3,280,146      2,933,055
   Portfolio management fees            791,764     1,680,889      3,219,574
   Facility and service fee
     from affiliate                     316,289       314,196        551,379
   Other                              1,606,049     1,753,679        938,288
                                    -----------   -----------    -----------

    Total revenues                   46,007,817    50,287,196     44,670,051
                                    -----------   -----------    -----------

Expenses:
   Commissions                       28,315,039    31,332,505     27,322,184
   General and administrative        10,846,133    13,703,952     10,810,892
   Representative development         3,289,828     4,938,127      4,526,637
   Representative recruiting            314,405       519,176        398,837
   Interest                              99,690        62,603        100,280
                                    -----------   -----------    -----------

    Total expenses                   42,865,095    50,556,363     43,158,830
                                    -----------   -----------    -----------

Net income (loss) before state
  and federal income tax              3,142,722      (269,167)     1,511,221

Provision for state and federal
  income tax                            208,000       100,734        182,220
                                    -----------   -----------    -----------

Net income (loss)                   $ 2,934,722   $  (369,901)   $ 1,329,001
                                    -----------   -----------    -----------

Net income (loss)
  per common share                  $      0.52   $     (0.09)   $      0.22
                                    -----------   -----------    -----------

Weighted average number of
  common shares outstanding           5,392,287     5,392,287      5,406,337
                                    -----------   -----------    -----------


      The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

            FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994, AND 1995

                            Shares of Stock
                              Outstanding                                                 Additional
                       ---------------------------       Preferred         Common           Paid-in
                         Preferred       Common            Stock            Stock           Capital           Deficit      Total
                       ---------------  ----------     -------------   -------------   ----------------  -------------- ----------
Balance at
 September 30, 1992    250,067          5,392,287      $ 1,500,402     $ 269,614       $ 4,982,387       $ (6,423,259)  $   329,144

Preferred Dividends       -                  -                -             -                 -              (127,535)     (127,535)

Net Income                -                  -                -             -                 -             2,934,722     2,934,722
                       ---------------  ----------     -------------   -------------  ---------------    --------------  ----------

Balance at
 September 30, 1993    250,067          5,392,287        1,500,402       269,614         4,982,387         (3,616,072)    3,136,331

Preferred Dividends       -                  -                -             -                 -              (127,535)     (127,535)

Net Loss                  -                  -                -             -                 -              (369,901)     (369,901)
                       ---------------  ----------     -------------   -------------   ---------------   --------------  ----------

Balance at
 September 30, 1994    250,067          5,392,287        1,500,402       269 614         4,982,387         (4,113,508)    2,638,895
Issuance of Common
 Stock as Compensation    -               31,054              -            1,553            98,447               -          100,000

Preferred Dividends       -                 -                 -             -                 -              (127,535)     (127,535)

Net Income                -                 -                 -             -                 -             1,329,001     1,329,001
                       ---------------  ----------     -------------   -------------   ---------------   --------------  ----------
Balance at
September 30, 1995     250,067          5,423,341      $ 1,500,402     $ 271,167      $ 5,080,834        $ (2,912,042   $ 3,940.361
                       ---------------  ----------     -------------   -------------   ---------------   --------------  ----------


      The accompanying notes are an integral part of these consolidated financial statements.

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Years Ended September 30,
                                                  -----------------------------------------------
                                                     1993             1994              1995
                                                  -------------   -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                $ 2,934,722     $  (369,901)      $ 1,329,001
 Reconciliation of net income (loss) to
  net cash provided by operating activities
   Depreciation and Amortization                      416,294         668,489           850,941
   Common stock issued as compensation                   -               -              100,000
   Writedown of  non-current assets to
    net realizable value                                 -            276,153              -
   Changes in assets and  liabilities
    Commissions and accounts receivable              (468,573)     (1,461,157)          350,810
    Receivable from affiliate                        (231,766)        133,245            53,611
    Prepaid expenses                                 (122,762)        (93,174)          194,392
    Receivable from (payable to)
      officers and directors                           83,697         255,950          (205,400)
    Accounts payable and accrued expenses             (73,798)      1,616,162          (331,005)
    Commissions payable                               113,387         999,367          (168,704)
    Amounts due on clearing transactions           (1,034,697)       (262,460)       (1,004,344)
    Unearned revenue                                  191,428          12,261          (149,385)
                                                  -----------     -----------       -----------
   Net cash provided by operating
    activities                                      1,807,932       1,774,935         1,019,917
                                                  -----------     -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
(Additions) reductions to other assets               (484,545)       (526,711)         (390,659)
Purchases of property and equipment                  (258,326)       (407,299)          (95,145)
                                                  -----------     -----------       -----------

   Net cash used for investing activities            (742,871)       (934,010)         (485,804)
                                                  -----------     -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Preferred stock dividends                           (127,535)       (127,535)         (127,535)
 Advances on notes receivable -
  related parties                                        -         (1,503,481)       (2,315,308)
 Payments on notes receivable -
  related parties                                        -               -            1,318,512
 Payments on notes payable and
  capital lease obligations                          (920,775)       (241,103)         (219,962)
                                                  -----------     -----------       -----------
   Net cash provided by (used for)
    financing activities                           (1,048,310)     (1,872,119)       (1,344,293)
                                                  -----------     -----------       -----------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                  16,751      (1,031,194)         (810,180)

CASH AND CASH EQUIVALENTS,
 beginning of year                                  5,207,683       5,224,434         4,193,240
                                                  -----------     -----------       -----------

CASH AND CASH EQUIVALENTS,
 end of year                                      $ 5,224,434     $ 4,193,240       $ 3,383,060
                                                  -----------     -----------       -----------

      The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION - H.D. Vest, Inc. (the "Company") is a Texas corporation formed in December, 1986 to manage the various financial services arms of the H.D. Vest Financial Services group. Through its wholly-owned subsidiaries, the Company provides financial services through tax and accounting professionals. The Company's services are designed to assist in making individual tax and accounting professionals financial service centers for their clients.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

(b) CASH AND CASH EQUIVALENTS - Included in cash and cash equivalents are cash balances and highly liquid investments with an original maturity of three months or less.

(c) PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and is depreciated by the straight-line method using estimated useful lives ranging from five to six years. At September 30, 1994 and 1995, property and equipment consisted of:

                                            September 30,
                                      --------------------------
                                          1994          1995
                                      ------------  ------------
   Leasehold improvements             $   124,530   $   127,073
   Computer equipment                   1,473,912     1,593,035
   Furniture and fixtures               1,084,414     1,154,412
   Telephone equipment                    293,524       303,858
   Other                                   35,280        35,280
    Less accumulated depreciation
    and amortization                   (1,409,087)   (1,924,547)
                                      -----------   -----------
   Total property and equipment, net  $ 1,602,573   $ 1,289,111
                                      ===========   ===========

(d) AMOUNTS DUE ON CLEARING TRANSACTIONS - The Company remits customer funds on certain clearing transactions on a settlement date basis rather than on a trade date basis. Under the settlement date basis of remittance, the Company holds customer funds from the trade date until the time at which the trades are cleared by the product sponsor (not to exceed three business days). During fiscal 1995, an industry wide regulatory action changed the clearing time from five days to three days.

(e) REVENUE RECOGNITION - Commission revenue and related commission expense are recognized on a trade date basis. The Company charges its Representatives licensing renewal processing fees. These fees are unearned until the first quarter of each fiscal year. Marketing and education fees are charged to various product wholesalers, the Company's Registered Representatives, and new licensees for Company-sponsored educational seminars and materials. Portfolio management fees represent fee-based revenues and are recognized based on the value of client investment balances during the period.

(f) REPRESENTATIVE DEVELOPMENT - Representative development expenses consist of incremental salaries, office expenses, telephone expenses, educational events and promotional expenses directly related to training Registered
Representatives.

(g) REPRESENTATIVE RECRUITING - Representative recruiting expenses represent the incremental costs incurred by the Company to recruit potential Registered Representatives. Recruiting expenses include certain salaries, office expenses, referral incentive programs, advertising, direct mail and telemarketing costs.

(h) INCOME TAXES - Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred taxes are recorded based upon enacted tax rates anticipated to be in effect when the temporary differences are expected to reverse.

(i) NET INCOME (LOSS) PER COMMON SHARE - Net income (loss) per common share is based on the weighted average number of shares issued and outstanding during each period presented.

(j) SUPPLEMENTAL CASH FLOW INFORMATION - Cash interest payments for the years ended September 30, 1993, 1994 and 1995 were $106,205, $62,603 and $100,280 respectively. During the fiscal years ended September 30, 1993, 1994 and 1995 the Company acquired assets through capital leases amounting to $6,171, $597,093, and $106,853 respectively.

2)   401(K) RETIREMENT PLAN

In March 1993, the Company formed a 401(k) retirement plan for eligible employees. To be eligible for the plan an employee must be employed on a continuous full time basis for one year and work a minimum of 40 hours per week. The Company matches contributions made by employees at a rate of 20%, up to an annual limit of $1,848 per employee. Company contributions to the plan for the fiscal years ended September 30, 1993, 1994 and 1995 were $16,628, $29,077 and $46,568 respectively.

3)   NOTES PAYABLE

In July 1995, the Company entered into a line of credit with a bank under which the Company may borrow up to a maximum of $500,000. The line bears interest, payable monthly, at prime plus 1% (9.50% as of September 30, 1995). The line is secured by a $250,000 Certificate of Deposit held by H.D. Vest Investment Securities, Inc. ("HDVIS"). Additionally, the Company's two largest shareholders have pledged a portion of their holdings as collateral for the line. The line of credit is intended for working capital purposes and expires February 1, 1996. At September 30, 1995, no amount had been drawn against the line.


4)   COMMITMENTS AND CONTINGENCIES

(a) LEASES - The Company leases its office space and certain office equipment under lease agreements which qualify as operating leases. The Company also leases certain office equipment under certain lease agreements which qualify as capital leases. At September 30, 1994 and 1995 the capitalized basis of the leases included in property and equipment was approximately $1,071,586 and $1,162,857 and accumulated amortization applicable to the leased equipment was approximately $306,533 and $525,975 respectively. Future minimum lease payments under operating lease commitments with initial or noncancellable terms in excess of one year and under capital lease obligations as of September 30, 1995, are as follows:

                                   Capital    Operating
                                   Leases       Leases
                                  ---------   ----------
Year ended September 30:
             1996                  $268,362   $  793,427
             1997                   222,352      789,560
             1998                   172,625      558,433
             1999                   107,181       31,893
             2000                     1,150       12,446
                                   --------   ----------

Total minimum lease payments        771,670   $2,185,759
                                              ==========

Less amount representing interest   135,669
                                   --------

Present value of net minimum
   capital lease payments           636,001

Less current installments
   included in payable              205,262
                                   --------

Obligations under capital
   leases, excluding current
   installments                   $ 430,739
                                  =========

Rent expense for the years ended September 30, 1993, 1994 and 1995 was approximately $583,325, $552,463 and $594,756 respectively. The future minimum rental payments under the current leases are as follows: 1996 - $684,081; 1997
- $696,966; and 1998 - $481,824.

(b) LITIGATION AND CONTINGENCIES - During the fiscal year ended September 30, 1994, the Securities and Exchange Commission (SEC) began an investigation of the Company's wholly-owned broker-dealer subsidiary, H.D. Vest Investment Securities, Inc. (HDVIS), relating to the activities of a former Representative. In July 1995, concurrent with an administrative proceeding instituted against HDVIS, the SEC and HDVIS entered into a settlement agreement. Pursuant to the settlement agreement, HDVIS (i)paid a monetary sanction of $50,000 and
(ii)agreed to modify its supervisory and compliance procedures in accordance with the recommendations of an independent consultant retained by the Company.

Additionally, during fiscal 1994, in connection with the matter described above, a group of clients of the former Representative commenced a civil action against HDVIS and the former Representative alleging violations of securities laws, fraud, conversion and related causes of action. In June 1995, the

Company paid for the benefit of the plaintiffs approximately $450,000 as reimbursement of what the Company believes represents actual out-of-pocket losses, plus interest. The Company believes a fidelity bond issued in favor of HDVIS will cover actual out-of-pocket losses, up to an aggregate of $250,000 incurred by the plaintiffs. The plaintiffs seek an additional amount of actual and punitive damages, some of which they allege are related to their actual economic losses. HDVIS is vigorously contesting the plaintiffs' right to recover any of these additional alleged damages. As of September 30, 1995, the Company has accrued approximately $139,400, net of the fidelity bond, related to legal expenses and costs associated with expert consultants.

The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated.

Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not, in the opinion of management, have a material adverse effect upon the financial position of the Company.


5)  SEVERANCE AGREEMENTS

In April 1994, an Executive Vice President resigned her position with the Company. The Company and the officer entered into a severance agreement that provided for the payment of severance of $16,667 per month commencing on May 1, 1994 and continuing for 30 months, in exchange for an agreement restricting the use of Company materials and information for a period of 48 months. Subsequent to September 30, 1994, the former officer rejoined the Company as President. In connection with the officer's return, the Company and the officer agreed to terminate the severance agreement. In December 1994, the Company credited the remaining amount of $381,331 to general and administrative expenses. In October 1995, the Company granted the officer a medical leave of absence, discontinued monthly payments and monthly stock awards under her existing employment agreement, and agreed to pay her $16,600 per month until the earlier of October 1, 1996 or when the officer resumes her normal duties with the Company. Upon her return, compensation to the officer would resume under her existing employment agreement.

In June 1994, an Executive Vice President resigned his position with the Company. The Company and the former officer entered into a severance agreement that provided for the payment of severance of $16,667 per month commencing on September 15, 1994 and continuing for 30 months, in exchange for an agreement restricting the use of Company materials and information for a period of 48 months.

In connection with these agreements the Company charged $1,000,000 to general and administrative expense during the fiscal year ended September 30, 1994. The related liabilities at September 30, 1994 and 1995 were $883,331 and $283,329, respectively.

6)   SHAREHOLDERS' INVESTMENT

In September 1991, the Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note payable to a financial services company. The Company issued an additional 83,400 shares on non-voting Series A Preferred Stock at a price of $6.00 in exchange for $500,400 in cash to a second financial services company. The Company's preferred stock pays a dividend at an annual rate of 8.5% and is payable quarterly. The preferred stock is callable by the Company and convertible by the preferred stockholder based on terms detailed in the offering agreement. During each of fiscal 1993, 1994, and 1995, dividends of $127,535 ($0.51 per share) were declared and paid.

The Company sold 70,000 warrants (net of now expired A and B warrants) to the Underwriter for $100. The exercise price for the warrants is $6.60 per share and the warrants will be exercisable at any time during the four-year period commencing October 4, 1992. The warrants contain certain demand and piggyback registration rights as defined. The warrants are protected against dilution upon the occurrence of certain events. The warrants issued to the Underwriter may not be transferred or assigned except to officers or shareholders of the Underwriter. These warrants were registered pursuant to the Underwriter's agreement in amendment number two to Form S-1 filed in May, 1995.

7)   NET CAPITAL REQUIREMENTS

The Company's main operating subsidiary, H.D. Vest Investment Securities, Inc. ("HDVIS") is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital can never be lower than $250,000 or 6 2/3% of aggregate indebtedness, whichever is greater.

HDVIS had net capital, required net capital, and excess net capital for the years ended September 30, 1993, 1994, and 1995, as follows:

                            1993         1994           1995
                         ----------   ----------    -----------
Net capital              $1,203,249   $1,299,003    $ 1,449,906
Required net capital        252,157      293,682        250,000
                         ----------   ----------    -----------
Excess net capital       $  951,092   $1,005,321    $ 1,199,906
                         ==========   ==========    ===========

8)   RELATED-PARTY TRANSACTIONS


The Company has an agreement with Herb D. Vest (majority shareholder) for management services to the Company. During April 1994, the Company amended the agreement with Herb D. Vest and provided for a management fee of $500,000 per year plus an annual bonus based on the Company's performance related to revenue and net income goals established by the Board of Directors. The annual bonus for fiscal 1995, ranged from $0 to $500,000. No bonus was accrued or paid under the amended plan for the fiscal year ended September 30, 1994 or 1995. A bonus of $88,778 was paid during fiscal 1994 related to a previous plan. Management fees under these agreements were $830,000, $632,528 and $500,000 for the years ended September 30, 1993, 1994 and 1995, respectively.

During April 1994, the Company entered into an agreement to provide Herb Vest an unsecured revolving line of credit in an amount not to exceed $1,000,000. The terms of the agreement require an annual payment to be made on November 30, of each year equal to one-seventh of the then outstanding principle plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. The agreement bore interest on unpaid principal balances at the margin interest rate as of August 31, 1994(6.5%), as quoted by National Financial Services Corporation, the Company's clearing firm, on the first day of the month and interest on matured unpaid amounts at an annual rate of 10%. Effective September 1, 1994, the Company amended the agreement to provide Mr. Vest with a revolving line of credit not to exceed $2,000,000, collateralized by Mr. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The effective interest rate of the amended agreement is 11%. At September 30, 1995, Mr. Vest had drawn $2,000,000 in principal against the line of credit. The Company has recorded $186,355 of accrued interest on this line.

During fiscal 1994, the Company modified Ms. Howard-Vest's consultant contract to receive $16,667 per month pursuant to the agreement. For the years ended September 30, 1994 and 1995, fees under this agreement totaled $200,000 each.

During May 1994, the Company entered into an agreement to provide Barbara Howard-Vest a revolving line of credit in an amount not to exceed $350,000, collateralized by 100,000 shares of Ms. Howard-Vest's unrestricted Company stock. The terms of the agreement require an annual payment be made on November 30 of each year equal to one-seventh of the then outstanding principal balance plus accrued interest. The final payment of all outstanding principal; and accrued interest shall be due and payable on or before November 30, 2001. The agreement bore interest on unpaid principal balances at the margin interest rate as of August 31, 1994(6.5%), as quoted by National Financial Services Corporation, the Company's clearing firm, on the first day of the month and interest on matured unpaid amounts at an annual rate of 10%.

Effective September 1, 1994, the Company amended the agreement to provide Ms. Howard-Vest with a revolving line of credit not to exceed $700,000, collateralized by Ms. Howard-Vest's unrestricted Company stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The effective interest rate of the amended agreement is 11%. At September 30, 1995, Ms. Howard-Vest had drawn $296,116 in principal against the line of credit. The Company has recorded $7,807 of accrued interest on this line.

The Company entered into a Facilities and Services Agreement, effective January 1, 1987, with H.D. Vest Insurance Services ("HDVIns"), a sole proprietorship operated by Mr. Vest. Under the terms of this agreement, the Company provides HDVIns certain management and other services. The Company has charged HDVIns $316,289, $314,196, and $551,379, for the years ended September 30, 1993, 1994, and 1995, respectively. As of September 30, 1995, the Company had a receivable of approximately $98,929 from HDVIns.

9)   STATE AND FEDERAL INCOME TAXES

Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. This standard requires that the financial impact of changes in the tax laws on deferred tax assets be recorded as an adjustment to current period earnings in the period when adopted. The cumulative effect of adopting SFAS No. 109 at October 1, 1993 was not material.

Income tax expense consisted of the following components:

                                                September 30,
                              --------------------------------------------------
                                   1993                1994              1995
                                   ----                ----              ----
Current:
     Federal                  $  54,500            $    2,914         $   14,220
     State                      153,500                97,820            168,000

Deferred:
     Federal                          -                     -                  -
     State                            -                     -                  -
                              ---------            ----------         ----------
                              $ 208,000            $  100,734         $  182,220
                              =========            ==========         ==========

The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

                                              September 30,
                              ---------------------------------------------
                                   1993           1994           1995
                                   ----           ----           ----
Statutory rate                        34.0%         (34.0)%        34.0%
State taxes, net of
   Federal                             4.9           36.4          11.1
Fines and penalties                    0.0           25.3          (3.4)
Other                                  1.1           14.9          (3.5)
Alternative minimum
   taxes                               1.7            1.1           0.9
Nondeductible net
   operating loss                      0.0            0.0           0.0
Utilization of net
   operating loss
   carryforward                      (35.1)          (6.3)        (27.0)
                              ---------------------------------------------
Effective rate                         6.6%          37.4%         12.1%
                              =============================================

The following table presents the components of the net deferred tax asset:

                                                                 Deferred
                                             October 1,           Expense           September 30,
                                                1994             (Benefit)              1995
                                                ----            ----------              ----
Accrued severance                          $    272,000     $         175,668     $       96,332
Depreciation                                    (90,693)               13,708           (104,401)
Unearned Revenue                                153,481                66,300             87,181
Other                                            49,739               (40,979)            90,718
Alternative minimum
tax credit carryforward                          83,462               (17,025)           100,487
Net operating loss carryforward                 642,590               394,054            248,536
                                           --------------   -------------------   ----------------
                                              1,110,579               591,726            518,853
Valuation allowance                          (1,110,579)             (591,726)          (518,853)
                                           --------------   -------------------   ----------------
Net deferred tax asset                     $       -        $            -        $            -
                                           ==============   ===================   ================

The Company's tax effected net temporary differences result in a deferred tax asset reflecting a benefit expected to be utilized in the future. However, the Company has recorded a 100% valuation allowance against this asset. Management currently estimates that it is more likely than not that no future benefit will be received from this asset due to historical fluctuations in net income.

As of September 30, 1995, the Company had net operating loss carryforwards of approximately $731,000, which will begin to expire in 2007 if not utilized earlier. As of September 30, 1995, the Company has alternative minimum tax credit carryforwards available of approximately $100,487, which are available as a credit against future regular income taxes payable.

10)  STOCK OPTION PLANS

The Company has a non-qualified stock option plan for all employees. The Company has reserved 800,000 shares of common stock for the plan. The option price at the date of grant cannot be less than the fair market value of the common stock at that date. As of September 30, 1995, 142,257 options had been granted under the plan at an exercise price of $8.50 per share. No stock options were exercisable at September 30, 1995, nor were any exercised during the year ended September 30, 1995.

During the fiscal year ended September 30, 1992, the Company issued 460,000 stock options to certain officers and advisors to the board of directors. 380,000 of these options remain outstanding as of September 30, 1995. The exercise price on the majority of the options is $5.00 (which was the fair market value of the Company stock at the date of grant). At September 30, 1995, no options had been exercised.

In November 1992, the Company resolved that each independent director would receive stock options of 2,000 shares of common stock to be exercisable at the price of the common stock on the date of issuance and to be issued quarterly to the independent directors. At September 30, 1995, 22,000 options have been issued and remain outstanding.

11)  DEFERRED COMPENSATION PLAN

In July 1995 the Company began accepting contributions for the Deferred Compensation Plan ("the Plan") for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, thus postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company matching contribution as defined in the Plan. Amounts deferred as of September 30, 1995 were approximately $73,000.

Matching contributions of amounts deferred under the Plan must be accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, participation in the Plan by Representatives will have the effect of increasing commission expense in the years in which commissions are earned and deferred by participants. Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash. Matching contributions accrued for the fiscal year ended 1995 approximated $1,000.


12)  SUBSEQUENT EVENT

The legal action discussed in Note 4(b) "Litigation and Contingencies" was submitted to binding arbitration before the NASD. In September 1996, the arbitration panel awarded the plaintiffs approximately $1.7 million of which approximately

$475,000 represented recovery of alleged economic losses. HDVIS intends to appeal the award, but has nevertheless accrued and set aside sufficient net capital to pay the $1.7 million award following the exhaustion of all appeals. In this regard, the Company made a non-refundable contribution of $1 million to the net capital of HDVIS pursuant to a previously executed Facility and Services Agreement between the Company and HDVIS. As a result of the award, the Company and HDVIS recorded a combined $1,450,000 charge to earnings. The Company believes a fidelity bond issued in favor of HDVIS will cover approximately $250,000 of the total award. To the extent the bond does not cover $250,000 of the award, the Company may make additional capital contributions to HDVIS which will in turn reduce the income of the Company.

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                    ASSETS

                                        June 30,    September 30,
                                          1996          1995
                                      (Unaudited)
                                     -------------  -------------
Current assets:
 Cash and cash equivalents           $   5,903,981  $   3,383,060
 Commissions and accounts
   receivable                            4,193,532      3,329,869
 Receivable from affiliate                 100,558         98,929
 Notes receivable - related parties        507,141        522,178
 Prepaid expenses                          270,222         56,773
                                       -----------     ----------
   Total current assets                 10,975,434      7,390,809
                                       -----------     ----------

Property and equipment, net
 of accumulated depreciation
 of $2,105,682 at June 30, 1996,
 and $1,924,547 at September
 30, 1995                                1,646,895      1,289,111

Notes receivable - related parties       2,094,411      1,978,099

Other assets                               822,350      1,008,352
                                       -----------     ----------
                                       $15,539,090    $11,666,371
                                       ===========    ===========




       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                   LIABILITIES AND SHAREHOLDERS' INVESTMENT

                                        June 30,     September 30,
                                          1996           1995
                                      (Unaudited)
                                     -------------    -----------
Current liabilities:
 Accounts payable and accrued
   expenses                          $  3,101,528     $ 3,005,316
 Amounts due on clearing
   transactions                         1,066,503         669,187
 Commissions payable                    3,675,526       2,222,435
 Payable to officers and directors        124,994         200,000
                                     ------------     -----------

    Total current liabilities           7,968,551       6,096,938
                                     ------------     -----------

Obligations under capital leases,
 excluding current installments           677,485         430,739

Other noncurrent liabilities              508,349         157,331

Unearned revenues                         140,000       1,041,002

Shareholders' investment:
 Preferred stock, $6 par value;
  250,067 shares outstanding            1,500,402       1,500,402
 Common stock, $.05 par value;
  100,000,000 shares authorized,
  and 5,423,341 outstanding               271,167         271,167
 Additional paid-in capital             5,080,834       5,080,834
 Deficit                                 (607,698)     (2,912,042)
                                     ------------     -----------

   Total shareholders' investment       6,244,705       3,940,361
                                     ------------     -----------

                                     $ 15,539,090     $11,666,371
                                     ============     ===========




       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)


                                  Nine Months Ended June 30,
                                  ----------------------------
                                      1996          1995
                                  ------------  ---------------
Revenues:
  Commissions                      $41,502,290      $26,579,352
  Portfolio management fees          4,492,486        2,240,263
  Marketing and education fees       3,104,565        2,480,094
  Interest                             356,046          254,839
  Other                                547,379          985,479
                                   -----------      -----------

    Total revenues                  50,002,766       32,540,027
                                   -----------      -----------

Expenses:
  Commissions                       28,837,836       18,337,874
  Portfolio management fees          2,453,112        1,223,636
  General and administrative        10,548,409        7,609,087
  Representative development         4,817,554        3,300,550
  Representative recruiting            496,502          285,514
  Interest                              68,926           51,752
                                  ------------      -----------

    Total expenses                  47,222,339       30,808,413
                                  ------------      -----------

Net income before taxes              2,780,427        1,731,614

Income taxes                           380,431          111,925
                                  ------------      -----------

Net income                        $  2,399,996      $ 1,619,689
                                  ============      ===========

Net income per common share       $        .42      $       .28
                                  ============      ===========

Weighted average number of
  common shares outstanding          5,423,341        5,401,683
                                  ============      ===========



       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                              Nine Months Ended June 30,
                                              ---------------------------
                                                  1996           1995
                                              ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $  2,399,996    $ 1,619,689
  Noncash items included in income -
    Depreciation and Amortization                  664,419        567,954
    Common stock award                                -            70,000
  Net changes in certain working
   capital and other components
    Commissions and accounts receivable           (863,663)     1,287,536
    Receivable from affiliate                       (1,629)       (81,883)
    Prepaid expenses                              (213,449)       (62,756)
    Payable to officers and directors              (75,006)      (203,566)
    Amounts due on clearing transactions           397,316       (580,876)
    Accounts payable and accrued expenses          447,230       (926,188)
    Commissions payable                          1,453,091       (266,346)
    Unearned revenues                             (901,002)      (905,971)
                                              ------------    -----------
  Net cash provided by operating
   activities                                    3,307,303        517,593
                                              ------------    -----------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchases of property and equipment             (168,768)       (69,076)
  Other assets                                     (66,321)      (442,260)
                                              ------------    -----------
  Net cash used for
   investing activities                           (235,089)      (511,336)
                                              ------------    -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Preferred stock dividends                        (95,652)       (95,652)
  Advances on notes receivable
   -related parties                               (666,670)    (2,489,247)
  Payments on notes receivable
   -related parties                                565,395      1,580,192
  Payments on capital lease
   obligations                                    (354,366)      (131,456)
                                              ------------    -----------
  Net cash used for
   financing activities                           (551,293)    (1,136,163)
                                               -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                               2,520,921     (1,129,906)

CASH AND CASH EQUIVALENTS,
 September 30, 1995 and 1994                     3,383,060      4,193,240
                                               -----------    -----------
CASH AND CASH EQUIVALENTS,
 June 30, 1996 and 1995                        $ 5,903,981    $ 3,063,334
                                               ===========    ===========

       The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

1)  Basis of Financial Statements

 The accompanying unaudited consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X, "Interim Financial Statements", and accordingly do not include all information and footnotes required under generally accepted accounting principles for complete financial statements. The financial statements have been prepared in conformity with the accounting principles and practices as disclosed in the Company's Annual Report on Form 10-K for the year ended September 30, 1995. In the opinion of management, these interim financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of June 30, 1996 and September 30, 1995, the results of operations for the three and nine month periods ended June 30, 1996 and 1995, and the cash flows for the nine month periods ended June 30, 1996 and 1995. Results of operations for the interim period ended June 30, 1996, are not necessarily indicative of the results that may be expected for the year ended September 30, 1996. For additional information, refer to the consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended September 30, 1995.


2)  Contingencies

 During the fiscal year ended September 30, 1994, the Securities and Exchange Commission (SEC) began an investigation of the Company's wholly-owned broker-dealer subsidiary, H.D. Vest Investment Securities, Inc. (HDVIS), relating to the activities of a former Representative. In July 1995, concurrent with an administrative proceeding instituted against HDVIS, the SEC and HDVIS entered into a settlement agreement. Pursuant to the settlement agreement, HDVIS
 (i)paid a monetary sanction of $50,000 and (ii)agreed to modify its supervisory and compliance procedures in accordance with the recommendations of an independent consultant retained by the Company.

 Additionally, during fiscal 1994, in connection with the matter described above, a group of clients of the former Representative commenced a civil action against HDVIS and the former Representative alleging violations of securities laws, fraud, conversion and related causes of action. In June 1995, the Company paid for the benefit of the plaintiffs approximately.

 $450,000 as reimbursement of what the Company believes represents actual out-of-pocket losses, plus interest. The Company believes a fidelity bond issued in favor of HDVIS will cover actual out-of-pocket losses, up to an aggregate of $250,000 incurred by the plaintiffs. The plaintiffs seek an additional amount of actual and punitive damages, some of which they allege are related to their actual economic losses. HDVIS is vigorously contesting the plaintiffs' right to recover any of these additional alleged damages. Included in accounts payable and accrued expenses at June 30, 1996, is a reserve of approximately $107,000, net of the fidelity bond, related to legal expenses incurred and costs associated with expert consultants retained in connection with this matter.


3)  Related-Party Transactions

 The Company has an agreement with Herb D. Vest (majority shareholder) for management services to the Company. The agreement, as amended in January 1996, allows for a management fee of $750,000 per fiscal year plus an annual bonus based on the Company's performance related to revenue and net income goals established by the Board of Directors.


4)  Subsequent Event

 The legal action discussed in Note 2 "Contingencies" was submitted to binding arbitration before the NASD. In September 1996, the arbitration panel awarded the plaintiffs approximately $1.7 million of which approximately $475,000 represented recovery of alleged economic losses. HDVIS intends to appeal the award, but has nevertheless accrued and set aside sufficient net capital to pay the $1.7 million award following the exhaustion of all appeals. In this regard, the Company made a non-refundable contribution of $1 million to the net capital of HDVIS pursuant to a previously executed Facility and Services Agreement between the Company and HDVIS. As a result of the award, the Company and HDVIS recorded a combined $1,450,000 charge to earnings. The Company believes a fidelity bond issued in favor of HDVIS will cover approximately $250,000 of the total award. To the extent the bond does not cover $250,000 of the award, the Company may make additional capital contributions to HDVIS which will in turn reduce the income of the Company.

================================================================================

No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representation other than that as contained in this Prospectus and if given or made such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation in any State or other jurisdictions to any person to whom it is unlawful to make such an offer or solicitation in such State or jurisdiction.






--------------------------------------------------------------------------------
This Company, H.D. Vest, Inc., plans to furnish annual reports including audited financial statements, to the shareholders. The Company will issue unaudited interim reports to its shareholders on a quarterly basis.



                       Deferred Compensation Plan Units

                                H.D. VEST, INC.



                         ----------------------------

                         Offering Price: Market Value

                         ----------------------------



                             --------------------

                                  PROSPECTUS

                             --------------------



                                October 3, 1996




                             H.D. Vest Investment
                               Securities, Inc.
                           433 E. Las Colinas Blvd.
                              Irving, Texas 75039
                                (214) 863-6000

================================================================================

                                H.D VEST, INC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution (estimated).

     a.   SEC and NASD Filing Fee..................................... $  10,000
     b.   Blue Sky Fees and Expenses..................................     3,000
     c.   Printing and Engraving Costs................................    10,000
     d.   Legal Fees..................................................    87,000
     e.   Accounting Fees.............................................    85,000
     f.   Miscellaneous...............................................    15,000
                                                                         -------
          Total....................................................... $ 210,500

Item 14.  Indemnification Of Directors And Officers.

     The By-laws of the Company and each of its subsidiaries contain provisions which provide for the indemnification of directors, officers, and other in an official capacity who, while acting in good faith, in the best interests of the Company and within the scope of their offices, are or are threatened to be named a defendant or respondent in a civil or criminal action. The extent of the indemnification is limited to judgements, penalties, fines, settlements and reasonable expenses actually incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  Recent Sales Of Unregistered Securities.

     The Company issued 166,667 shares of Series A Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on the note held by Kemper Financial Services, Inc. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1993 and was effective September 30, 1991.

     The Company sold 83,400 shares of Series A Preferred Stock at a price of $6.00 per share to Oppenheimer Management Corp. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1993 and was effective September 24, 1991.

     The Company issued 22,800 shares of Common Stock to certain officers of the Company as compensation for services to the Company through March 31, 1991. These shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1993 at a basis of $5.00 per share.

     The Company sold Common Stock through a private offering under Regulation D and Section 4(2) of the Securities Act of 1993. This Stock, therefore, has restrictions on the ability to sell it for the next two (2) years, It was sold to 14 accredited investors (as defined in the Securities Act of 1993 Section 2(15) and 34 unaccredited investors. The private offering was closed out on May 15, 1987, with a total of 113,600 shares sold at $5.00 per share net proceeds to the Company. The shares were sold through the assistance if HDVIS licensed registered Representatives and other registered selling agents.

     At the initial capitalization of the Company, each outstanding share of HDVIS was exchanged for four shares of the Company. The creation of the Company was necessary in order to expand the services offered by the Company to its Representatives.

Item 16.    Exhibits

     3.1    Articles of Incorporation and By-Laws (1)
     3.2 First Articles of Amendment to the Articles of Incorporation of H.D. Vest, Inc. (1)
     3.3 Second Articles of Amendment of Articles of Incorporation of H.D. Vest, Inc. (1)
     5.     Opinion Regarding Legality (1)
     22.    List of Subsidiaries (1)
     24.1   Consent of Arthur Andersen, LLP (2)
     28.1   Specimen Common Stock Certificate (1)
     28.2   Registered Representative Sales Agreement (1)
     28.3   B Warrant Certificates (1)
     28.4   B Warrant Agreements (1)
     28.5   Non-Qualified Stock Option Plan (1)
     28.6   Facilities and Services Agreement with H.D. Vest Insurance Services
            (1)
     28.7   Representative's Warrants to Purchase Common Stock (1)
     28.8   Management Agreement with Herd D. Vest (1)
     28.9   H.D. Vest Representatives Deferred Compensation Plan (2)
     28.10 Opinion of Arthur Andersen, LLP regarding Federal Income Tax Consequences (1)
     28.11  Agreement for Line of Credit with Herd Vest and Barbara Vest (1)

  (1)  Previously filed.
  (2)  Amended herewith.
  (3)  New Exhibit.

Item 17.  Undertakings


     Subject to the terms and conditions of Section 15 (d) of the Securities and Exchange Act of 1934, the undersigned Registrant undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.


     The undersigned Registrant hereby undertakes; (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by section 10(a) (3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein , and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) and agrees that each such post-effective amendment will comply with the applicable forms and rules and regulations in effect at the time such post-effective amendment is filed; (5) and agrees that, in the event it enters into any arrangements with third parties on terms differing from those set forth herein, it will promptly file an appropriate post-effective amendment setting forth the pertinent information.

                                  SIGNATURES


     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the udersigned, thereunto duly authorized.


                                H.D. VEST, INC.
                                ---------------
                                 (Registrant)


Date:  October 3, 1996                   By:  s/ Herb D. Vest
                                              ---------------------------------
                                              Herb D. Vest
                                              Chairman of the Board and
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:  s/ Herb D. Vest                     By:  s/ Barbara Vest
     ------------------------------           ---------------------------------
         Herb D. Vest                             Barbara Vest
     Chairman of the Board                          Director
    Chief Executive Officer


By:  s/ Kenneth E. Reynolds              By:  s/ Jack B. Strong
     ------------------------------           ----------------------------------
      Kenneth E. Reynolds                         Jack B. Strong
           Director                                  Director


By:  s/ Jerry M. Prater                  By:  s/ Phillip W. Mayer
     ------------------------------           ----------------------------------
        Jerry M. Prater                         Phillip W. Mayer
           Director                                 Director


By:  s/ Lynn R. Niedermeier              By:  s/ Wesley Ted Sinclair
     ------------------------------           ----------------------------------
      Lynn R. Niedermeier                      Wesley Ted Sinclair
           Director                            Vice President and
                                             Chief Financial Officer
                                               (Principal Financial
                                             and Accounting Officer)